Exhibit 10.7

Dated the 19th day of June 2024

ASSOCIATED INTERNATIONAL HOTELS LIMITED

(Landlord)

and

TRENDIC INTERNATIONAL LIM]TED

(Tenant)

TENANCY AGREEMENT

of

Shop No.4 on the Third Floor of iSQUARE, No.63 Nathan Road, Kowloon erected on Kowloon Inland LotNo.7425

JSYW/24767304/YU/ewyc

(030624)

SCHEDULES

First Schedule	46
Second Schedule	47
Third Schedule	48
Fourth Schedule	49
Fifth Schedule	50
Sixth Schedule	51
Seventh Schedule	54

EXECUTION	55

ANNEXURES

Floor plan of the Premises

TIDS AGREEMENT is made this 19th day of June Two Thousand and Twenty Four

BETWEEN

(1)	The party named and described as the Landlord in Part 1 of the First Schedule (hereinafter called the “Landlord” which expression shall where the context admits include its successors and assigns); and

(2)	The party named and described as the Tenant in Part 2 of the First Schedule (hereinafter called the “Tenant”).

WHEREBY IT IS AGREED as follows:-

1.	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings ascribed to them.

“Applicable Law” all law and regulations which are applicable or relate to or affect the Development and/or the Premises, or any works, additions or improvements therein or thereto made by the Tenant, or the use or occupation thereof, or the conduct or carrying on of the Tenant’s business at the Premises, or any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any Related Party

“Base Rent” the monthly base rent more particularly described in Part 1 of the Fourth Schedule and payable in respect of the Premises

“Covenants” means the covenants, agreements, stipulations, terms and conditions contained in this Agreement which are to be observed and performed by the Tenant

“Deposit” shall have the meaning given to it under Clause 11, which shall be in such amount as set out in Part 2 of the Third Schedule

“Development” the development erected on the Lot and more particularly described in Part 1 of the Second Schedule

“Dollars” or “$” Hong Kong Dollars, the lawful currency of the Hong Kong Special Administrative Region

“Fitting Out Guide” the rules governing or regulating the fitting out of the premises in the Development and the conduct of the Tenant and any Related Party and their respective contractors, workers and any other persons when carrying out any fit out or other works of and in the Development or any part thereof as may be prescribed by the Landlord and/or the Manager from time to time

“Government” the Government of the Hong Kong Special Administrative Region

“Government Grant” the Government Lease in respect of the Lot dated 29th December 1970 (as supplemented, varied and/or modified by a Licence Letter dated 8th October 2008 from the District Lands Office/Kowloon West to the Landlord and registered in the Land Registry by Memorial No.08103100370093), and including any subsequent extension, variation or modifications thereto

“House Rules” the rules governing or regulating the use, operation and maintenance of the Development and the services, facilities and amenities thereof and the conduct of persons occupying, using or visiting the same as may be prescribed by the Landlord and/or the Manager from time to time

“Lot” all that piece or parcel of land registered in the Land Registry as Kowloon Inland Lot No.7425

“Management and Air-conditioning Charges” means the monthly management and air-conditioning charges payable in respect of the Premises, which shall be in such amount as determined by the Landlord and/or the Manager from time to time

“Manager” the person or company or agent from time to time appointed by the Landlord as the manager of the Development

“Normal Business Hours” the normal business hours for the Premises being 10:30 a.m. to 10:30 p.m., or such other hours as may from time to time be approved in writing by the Landlord and/or the Manager

“Premises” all those premises more particularly described in Part 2 of the Second Schedule

“Prescribed Percentage” the percentage set out in Part 2 of the Fourth Schedule

“Related Party” any servant, agent, employee, contractor, invitee or licensee of the Tenant and any person present in, using or visiting the Premises with the Tenant’s consent, express or implied and any person claiming through or under the Tenant

“Rent” the Base Rent and the Turnover Rent or, as the case may be, either or both of them

“Term” the term more particularly described in Part 1 of the Third Schedule

“Turnover Rent” the turnover rent payable in respect of the Premises in accordance with Clause 3.2

1.2	In this Agreement, unless the context otherwise requires,

(a)	references to Clauses and Schedules are references to clauses of or schedules to this Agreement;

(b)	the table of contents and the headings are for ease of reference only and do not form part of this Agreement or affect the construction thereof;
(c)	reference to “law and regulations” in the definition of “Applicable Law” includes reference to (i) any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law; (ii) any rules of civil and common law and equity; and (iii) any rules and licensing requirements of the Government or other competent authorities, as the same are from time to time modified, codified or re-enacted;

(d)	references to “the Government” include references to all competent or lawful authorities, whether such authorities are government or quasi-government authorities or otherwise;

(e)	references to months are references to calendar months;

(t)	words importing the singular shall include the plural and vice versa;

(g)	words importing the masculine gender shall include the feminine gender and the neuter gender and vice versa;
(h)	the words “other”, “including” and “in particular” do not limit the generality of any preceding words and are not to be construed as being limited to the same class of preceding words where a wider construction is possible;
(i)	references to a person includes an individual, a body corporate, a partnership, any other unincorporated body or association of persons and any state or state agency;

(j)	where two or more persons are named in Part 2 of the First Schedule as the “Tenant”, such expression includes all or either of those persons, and the agreements, covenants, obligations and liabilities contained in this Agreement which are expressed to be made, given, undertaken or assumed by the Tenant shall be deemed to be made, given, undertaken or assumed by such persons jointly and severally;

(k)	any agreement or covenant by the Tenant not to do an act or thing shall include an obligation on the part of the Tenant not to permit or allow or suffer such act or thing to be done by another person;

0)	any agreement or covenant by the Tenant to indemnify the Landlord against any breach or any act or omission on the part of the Tenant shall include an obligation on the part of the Tenant to indemnify the Landlord in respect of any breach or any act or omission of any Related Party; and

(m)	where the prior written consent or approval of the Landlord is required under any of the provisions of this Agreement, unless the relevant provisions expressly provide to the contrary, the consent or approval of the Landlord may, in the sole and absolute discretion of the Landlord, be withheld or granted upon such terms and conditions as the Landlord may impose.

2.	PREMISES

2.1	The Landlord hereby lets and the Tenant hereby takes the Premises (the external surfaces of the walls, glass curtain walls, windows frames and glass being excluded) TOGETHER with the use in common with the Landlord and all others having the like right of:-

(a)	the roads, driveways, entrances, staircases, landings, passageways, escalators, lifts and other common areas and common facilities in the Development insofar as the same are necessary for the proper use and enjoyment of the Premises; and

(b)	those entrances, staircases, landings, passageways, escalators, lifts, toilets and central air-conditioning and other building services serving the Development,

whenever the same shall be operating and except insofar as such use may from time to time be restricted by the Landlord or by the Manager in accordance with the House Rules or otherwise for the purpose of replacing, renewing, repairing, decorating or maintaining the same EXCEPT AND RESERVED unto the Landlord and all persons authorised by the Landlord or otherwise entitled thereto:-

(i)	the right of free and uninterrupted passage and running of water, soil, gas, drainage, electricity and all other services or supplies through such sewers, watercourses, conduits, pipes, wires, cables and ducts and any other common services and facilities as are now or may hereafter be in, on or under the Premises and serving or capable of serving the Development or any adjoining or neighbouring property together with the right to enter and remain on the Premises with or without workmen, tools, appliances, equipment and materials at all times by prior notice (except in case of emergency) to inspect, rebuild, renew, repair, maintain, clean, paint or decorate any such sewers, watercourses, conduits, pipes, wires, cables and ducts and other common services and facilities;

(ii)	the exclusive right to install in or affix to any part of the Development (other than the Premises) such flues, pipes, conduits, chimneys, aerials, plant, machinery and other apparatus, signs, placards, posters and other advertising structures whatsoever (whether illuminated or not) as the Landlord shall think fit together with the right to repair, maintain, service, remove or replace the same;

(iii)	the right and liberty to enter upon the Premises in the circumstances permitted hereunder;

(iv)	the right to subjacent and lateral support from the Premises for the remainder of the Development;

(v)	the right of access to all common areas;

(vi)	the right to erect or permit or suffer there to be erected any building structure or thing on any other part of the Development or the Lot or any adjoining or neighbouring property or any part thereof notwithstanding that such building may diminish, interfere with, obstruct or affect the amenity of the Premises, the access of light or air to the Premises or any easement, quasi-easement, liberty, privilege or right whatsoever enjoyed by the Premises, and/or the works to be carried out by the Landlord hereunder may require the closure or any restriction or abolition for use of any common areas and/or common services and facilities of or serving or capable of serving the whole or any part of the Development and/or the Lot and/or may result in the making of noise and vibration and the emission of dust and other substances affecting the Premises or the Development or the Lot or any part thereof and any other forms of disturbance;

(vii)	the right to alter or deal with or permit or suffer there to be altered or dealt with any other part of the Development or the Lot or any adjoining or neighbouring property or any part thereof notwithstanding that such alteration or dealing may diminish, interfere with, obstruct or affect the amenity of the Premises or the access of light or air to the Premises or any easement, quasi-easement, liberty, privilege or right whatsoever enjoyed by the Premises, and/or may require the closure or any restriction or abolition for use of any common area and/or common services and facilities of or serving or capable of serving the whole or any part of the Development and/or the Lot and/or may result in the making of noise and vibration and the emission of dust and other substances affecting the Premises or the Development or the Lot and any other forms of disturbance;

(viii)	the right to enter and remain on the Premises for the pmpose of altering, repairing, rebuilding, maintaining, improving or carrying out any other works to or on the Premises or any other premises in or adjoining the Lot and/or the Development or any adjoining or neighbouring property, and/or to inspect, alter, repair, renew, relay, cleanse, maintain and connect up to any common services and facilities in, on or under or serving or capable of serving the Premises and/or the whole or any part of the Development and/or the Lot or any adjoining or neighbouring property and related installations machinery and equipment belonging to the same, and for such purposes to erect scaffolding and/or other structure and/or place ladder(s) upon or over the Premises or the Development or the Lot or any part thereof notwithstanding that such scaffolding, structure or (as the case may be) ladder(s) may interfere with the access to and/or the enjoyment and use of the Premises, the Development and/or the Lot or any part thereof;

(ix)	the right to vary, alter, designate and/or redesignate and/or abolish for use any common areas of the Development and/or any common services and facilities in, on or under or serving or capable of serving the Premises and/or the whole or any part of the Development or any adjoining or neighbouring property or any part thereof at the absolute discretion of the Landlord or the Manager;
(x)	the right to demolish, erect, alter, develop or redevelop or consent to the demolition, erection, alteration, development or redevelopment of any building for the time being on any adjoining or neighbouring property notwithstanding that such erection, alteration, development or redevelopment may diminish the access of light and air enjoyed by the Premises and/or result in the making of noise and vibration and the emission of dust and other substances affecting the Premises or the Development or the Lot and any other forms of disturbance, and the right to deal with any such property as it may think fit;

(xi)	the right at any time and from time to time to make or cause to be made any alteration or improvement in or addition to, whether of a structural nature or not, any part of the Development without incurring any liability whatsoever, whether contractual or tortious, to the Tenant or any other person whomsoever for any loss, damage or injury of whatsoever nature occasioned thereby;
(xii)	the right to enter and remain on the Premises and to erect scaffolding or structures oflike nature for performing the obligations of the Landlord under this Agreement and/or for any other purposes mentioned in this Agreement or otherwise exercising any of the rights hereby excepted and reserved with or without workmen, equipment, tools, appliances and materials at all reasonable times (save in the case of an emergency);

(xiii)	the right to erect scaffolding for the purpose of altering, repairing or cleaning the Development and/or the Lot or any adjoining or neighbouring property or any part thereof notwithstanding that such scaffolding may temporarily interfere with the access to or the enjoyment and use of the Premises, the Development and/or the Lot or any part thereof; and

(xiv)	the right to execute or perform any works of alteration, amendment, modification, improvement, demolition, construction, development, further development or redevelopment of the Development and/or the Lot and any part thereof and the right to erect and suspend cranes, scaffolding and other building operations and equipment over the Development and the Lot for any such purpose, and also the right to free access over the Development and the Lot with or without contractors, workmen, vehicles, trucks, lorries and other building materials, plant and equipment for any such purpose without any interference whatsoever by the Tenant or any person whomsoever claiming under the Tenant for the Term and yielding and paying therefor throughout the Term the Rent set out in the Fourth Schedule which sum shall be payable exclusive of rates and other outgoings and clear of all deductions, counterclaim or set-off whatsoever on the days and in the manner hereinafter provided.

For the avoidance of doubt, it is hereby agreed and declared between the Landlord and the Tenant that the Tenant shall not in any circumstances be entitled to any abatement of Rent, rates and other charges and outgoings payable hereunder nor to claim against the Landlord or to raise any objection or make any complaints in respect of the exercise by the Landlord or any other person of any of the rights mentioned above, nor shall the Landlord be held liable to the Tenant or any other person whomsoever or be regarded as being in breach of any provisions of this Agreement or in derogation of the grant hereunder by reason of the exercise by the Landlord or any other person of any of the rights mentioned above.

2.2	For the avoidance of doubt, it is hereby acknowledged and confirmed that except as expressly provided in this Agreement,

(a)	this Agreement does not confer upon or include by implication or otherwise in favour of the Tenant any right, privilege, liberty, easement, quasi-easement, estate or interest in, through, over or upon any other part of the Development or any land or building adjoining or in the neighbourhood thereof or the air space over them or the ground below the foundations of them; and
(b)	nothing contained or implied in this Agreement imposes or is to be deemed to impose any restriction on the use of any other parts of the Development or any land or building adjoining or in the neighbourhood thereof or give the Tenant the benefit of or the right to enforce or to have enforced or to prevent the release or modification of any covenant, agreement or condition entered into in respect thereof or to prevent or restrict the developmentthereo£

3.	RENT

3.1	The Tenant hereby agrees with the Landlord that the Tenant will throughout the Term pay the Base Rent to the Landlord in Dollars in the amount more particularly described in Part 1 of the Fourth Schedule in advance on the first day of each month Provided that the first payment shall be made on the execution of this Agreement and the first and the last of such payments shall be apportioned by reference to the number of days in the relevant month.

3.2	In addition to the Base Rent, the Tenant shall, throughout the Term, pay to the Landlord Turnover Rent calculated in accordance with the following formula:-

“TR” = “X” multiplied by “Y”

where “TR” = Turnover Rent for the relevant month

“X” = Gross Takings (as defined in Clause 3.3) for the relevant month

“Y” Prescribed Percentage for the relevant month

3.3 For the purpose of this Agreement “Gross Takings” mean the gross amount, without deduction, of all sums billed or received or receivable from all sources in the course of the Tenant’s business conducted on or from the Premises including the gross amount of any and all sums billed or received or receivable by any franchisee or concessionaire or licensee permitted to operate from or within the Premises.

3.4 The Tenant shall throughout the Term keep or cause to be kept complete and accurate and true records of the Gross Takings in each month and each calendar year.

3.5	(a)	Turnover Rent in respect of any month shall be paid by the Tenant in arrears by the 14th day of the month immediately following the month in respect of which it is payable. The payment of the Turnover Rent in accordance with the provisions above will be accompanied by a statement as to the precise amount of the Gross Takings during the month in respect of which it is payable, such statement to be certified by a director of the Tenant and, if and whenever so required by the Landlord, by the Tenant’s auditors or external certified public accountants.

(b)	In addition to the Tenant’s obligation to maintain complete and accurate records of the Gross Takings under Clause 3.4 and irrespective of whether any Turnover Rent is payable by the Tenant in respect of a month, the Tenant shall supply the statement of Gross Takings as described in Clause 3.5(a) in each month to the Landlord on or before the 14th day of the month immediately following the month in question.

3.6 Within sixty (60) days of the expiration of each calendar year of the Term (time being of the essence) (except for the last calendar year of the Term as hereinafter referred) and (with respect to the last calendar year of the Term (irrespective of whether this Agreement shall be determined by effluxion of time or in any other way)) within fifteen (15) days of the expiration or sooner determination of the Term (time being of the essence), the Tenant shall supply the Landlord with a statement as to the precise amount of the Gross Takings for each month in the immediately preceding calendar year or (where appropriate) such shorter period in respect of which the Turnover Rent in question is payable. Such statement shall be certified by the Tenant’s auditors or external certified public accountants as being based on the audited accounts of the Tenant for the relevant period (the “Audited Statement”).

3.7 The Tenant shall forthwith upon demand by the Landlord duly pay to the Landlord any shortfall in payment of the Turnover Rent payable by the Tenant for any month during the relevant period as calculated by reference to the Audited Statement for the relevant period in question, or (as the case may be) the Landlord shall refund to the Tenant the amount (if any) by which the Turnover Rent paid by the Tenant for any month during the relevant period exceeds the amount of Turnover Rent payable by the Tenant for the relevant month during the whole period in question as calculated by reference to the Audited Statement for the relevant period in question.

3.8 Notwithstanding the foregoing, if the Tenant fails to submit the Audited Statement within six (6) months from the expiration of each calendar year of the Tenn (time being of the essence) (except for the last calendar year of the Tenn as hereinafter referred) or (with respect to the last calendar year of the Term (irrespective of whether this Agreement shall be determined by effluxion of time or in any other way)) within thirty (30) days from the expiration or sooner determination of the Term (time being of the essence), the Tenant shall be deemed to have waived its rights to the refund of any surplus payment on account of the Turnover Rent made by the Tenant during the immediately preceding year or (where appropriate) such shorter period and the Landlord shall be deemed to have been relieved from its obligation to make such refund to the Tenant. For the avoidance of doubt, the aforesaid waiver of the Tenant’s rights to the refund of any surplus payment of Turnover Rent shall not be considered as a waiver or release of any of the Tenant’s obligations hereunder including (without limitation) its obligations to supply the Audited Statement pursuant to Clause 3.6 which shall remain subsisting and to reimburse the Landlord any deficiency in the payment of the Turnover Rent upon demand by the Landlord.

3.9 The Landlord may at any time at its own expense appoint auditors to review the books and records of the Tenant. The Tenant shall make available to such auditors its books and records for the purpose of enabling such auditors to audit the Gross Takings and/or the Audited Statement. If there is any discrepancy between the result of such audit and the Audited Statement, the Tenant shall pay to the Landlord within ten (10) days after demand the cost of the audit in addition to the deficiency, which deficiency shall be payable in any event upon demand by the Landlord.

4.	OTHER CHARGES

4.1	The Tenant hereby agrees with the Landlord that:-

(a)	Additional Management and Air-conditioning Charges

The Tenant shall pay to the Landlord or (upon the direction of the Landlord) the Manager the following charges in Dollars on the days and in the manner as set out below:-

(i)	the Tenant shall be responsible for all operating, cleaning, maintenance and repair costs (including the charges for electricity supply) associated with the use of fan coil units or other air-handling plants installed in or for the benefit of the Premises (whether by the Landlord or the Tenant or the Previous Tenant (as hereinafter defined) or any other prior tenant or occupier of the Premises); and

(ii)	the Tenant shall pay on the days and in the manner provided in Clause 6.1l(d) additional management and air-conditioning charges (if any) for the supply of additional air-conditioning service to the Premises and/or (as the case may be) the use by the Tenant of those common facilities within the Development (as designated by the Landlord and/or the Manager) which are not covered by the monthly Management and Air-conditioning Charges.

(b)	Interest

The Tenant shall pay to the Landlord without any deduction, counterclaim or set-off whatsoever and on demand interest calculated on a daily basis at the rate of twenty four per cent (24%) per annum on:-

(i)	the Rent or any sum of money payable by the Tenant hereunder and not received by the Landlord within ten (10) days from the due date for payment (whether demanded or not) from the due date aforesaid until the whole of such sum is received by the Landlord;
(ii)	any sum paid by the Landlord in the event of default by the Tenant of its obligation to pay the same under this Agreement from the date of payment by the Landlord until the whole of such sum is received by the Landlord; and
(iii)	any sum which shall be declined by the Landlord so as not to waive a breach of covenant from the due date until acceptance thereof by the Landlord following the remedying of the breach by the Tenant.
4.2	Increase of Charges

(a)	The rate for the determination of the amount of additional management and air-conditioning charges referred to in Clause 4.l(a)(ii) are fixed by reference to (i) the cost of managing, maintaining and operating the Development and the common areas and common facilities therein; (ii) the cost and expense incurred by and the remuneration of the Manager in performing its services as the manager of the Development; (iii) the cost and expense of promotion of the Development and the cost and expense incurred by and the remuneration of the Manager in performing its services in connection with such promotion including the advertising and/or publicising of the Development and/or the conduct of promotional activities of and in the Development; and (iv) the cost and expense of providing, managing, maintaining and operating the supply of air-conditioning to the Premises and the cost and expense incurred by and the remuneration of the Manager in performing its services in connection with the supply of air-conditioning to the Premises.

(b)	The rate for the determination of the amount of additional management and air-conditioning charges payable hereunder as referred to in Clause 4.l(a)(ii) shall be subject to increase by the Landlord and/or the Manager at any time during the continuance of this Agreement as determined by the Landlord and/or the Manager (whose determination shall be final, conclusive and binding on the Tenant) by reference to the increase in the costs and expenses associated with the provision of the relevant services and/or by reference to any deficit in any budget as assessed by the Manager.

4.3	Rates

(a)	The Tenant further agrees with the Landlord that the Tenant will pay and discharge all rates, taxes, assessments, duties, impositions, charges and outgoings whatsoever now or hereafter to be assessed, imposed, raised, charged or levied on the Premises or any part thereof or upon the owner or occupier thereof by the Government (Government Rent and Property Tax alone excepted). Without prejudice to the generality of the foregoing, the Tenant shall pay or (if the same has already been paid by the Landlord) refund to the Landlord on demand in case any of the same are payable, assessed, imposed, raised, charged or levied in respect of the Development as a whole or any part thereof (which includes the Premises) a proper proportion thereof to be determined by the Landlord (whose determination shall be final, conclusive and binding on the Tenant) as the amount attributable to the Premises.

(b)	In the event that rates assessed in respect of the Premises shall be charged on the Landlord direct, the Tenant shall, unless the Landlord otherwise directs, pay all rates in the first place to the Landlord in advance on the first days of January, April, July and October whereupon the Landlord shall account for the same to the Government. Without prejudice to the generality of the foregoing, the first payment of rates shall be made on the execution of this Agreement and the first and the last of such payments shall be apportioned by reference to the number of days in the relevant quarter.
(c)	In the event that no valuation of the Premises shall have been made in accordance with the Rating Ordinance (Cap.116) or any statutory amendment or modification thereof for the time being in force, the Landlord shall be at liberty to make an interim valuation thereof based on twelve (12) months’ Base Rent and the Tenant shall, until such time as the rates payable in respect of the Premises are assessed, pay to the Landlord quarterly in advance on account of the Tenant’s liability under this Clause 4.3 a sum equal to the rates which would be chargeable by the Government per quarter on the basis of such interim valuation. Any over-payment or under-payment by the Tenant shall be adjusted within thirty (30) days after a valuation under the Rating Ordinance (Cap.116) shall have been made known. Upon the issuance of the actual rating assessment in respect of the Premises by the Government, an adjustment will be made as to the actual rates that should be payable in respect of the Premises and within thirty (30) days after receipt by the Landlord of the actual rating assessment in respect of the Premises, the Tenant shall pay to the Landlord or the Landlord shall pay to the Tenant, as may be appropriate, any deficit payment of rates or (as the case may be) any surplus payment of rates (both to be apportioned on a daily basis) being the difference between actual rates payable by the Tenant for the Premises and the rates already paid by the Tenant on account of its liability hereunder during the period pending the assessment of rates.

4.4	Utility Charges

(a)	The Tenant shall apply to the relevant utility companies for the proV1s1on and installation of separate meters for the Premises in respect of such utilities as water, gas, electricity and telephone as the Tenant may require for the Premises. The Tenant shall pay and discharge all deposits, installation charges and charges in respect of water, gas, electricity and telephone as may be shown by or operated from the Tenant’s own metered supply or by accounts rendered to the Tenant in respect of all such utilities consumed on or in the Premises.

(b)	If the Landlord has already paid the deposit and/or the installation charges in respect of the supply of any utility to the Premises, the Tenant shall reimburse the Landlord on demand for such deposit and (as the case may be) pay to the Landlord such amount as the Landlord may determine (whose determination shall be final, conclusive and binding on the Tenant) in respect of the installation charges Provided that the deposit, if any, shall be returned to the Tenant without interest at the expiration or sooner determination of the Term after deducting all outstanding utility charges (if any).

5.	TENANT’S POSITIVE COVENANTS

The Tenant hereby agrees with the Landlord as follows:-

5.1	Compliance with Law and Regulations

(a)	The Tenant shall obey, observe and comply with the Applicable Law and shall indemnify the Landlord fully against any breach by the Tenant of any Applicable Law or any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant.

(b)	The Tenant shall notify the Landlord forthwith in writing of any notice received from any statutory or public authority or any Government or other competent authority concerning or affecting the Premises or any services supplied thereto.

(c)	Without prejudice to the generality of the foregoing, the Tenant shall be responsible for fulfilling all licensing requirements imposed from time to time by the Government including for the Tenant’s use and/or occupation of the Premises and/or the conduct or carrying on of the Tenant’s business and operations at the Premises and/or the employment by the Tenant of any person working at the Premises. The Tenant shall use the Premises for the pmpose or user stated herein. The Landlord gives no warranty or representation as to the user or fitness of the Premises for the intended pmpose or user stated herein or any specific pmposes and the Tenant shall at its own costs apply to the Food and Environmental Hygiene Department and any Government or other competent authorities for the requisite consents, licences, approvals and/or permits in connection with the Tenant’s use or occupation of the Premises and/or the conduct or carrying on of the Tenant’s business and the Tenant’s operations at the Premises and/or the employment by the Tenant of any person working at the Premises prior to the commencement of such use, occupation, business, operations or (as the case may be) employment and maintain the same in full force and effect and in all respects comply with the terms and conditions thereof and all the rules and regulations governing the same during the currency of this Agreement. The Tenant shall produce to the Landlord and/or the Manager such consents, licences, approvals and/or permits prior to the commencement of the Tenant’s business and operations at the Premises. The Tenant shall indemnify the Landlord against the consequence of any breach or non-observance or non-performance of this provision.

5.2	Compliance with Conditions and House Rules

The Tenant shall observe, perform and comply with all the covenants, terms and provisions of the Government Grant and the House Rules insofar as they relate to the Premises and indemnify the Landlord against any breach or non-observance or non-compliance thereof by the Tenant.

5.3	Fitting Out

(a)	(i)	The Tenant shall at its own cost and expense fit out and decorate the shopfront of the Premises (including the installation of shopfront glass and/or shutter) and the interior of the Premises and shall install, erect and/or affix such appliances, equipment, fixtures, installations, cleaning and/or waterproofing system and/or fittings as required by the Landlord for such user or purpose as stated herein in order to carry out the Tenant’s business on the Premises in accordance with such plans and specifications as shall have been first submitted by the Tenant to and approved in writing by the Landlord under Clause 5.4 in a good proper and workmanlike fashion using good quality materials approved by the Landlord and in all respects in a style appropriate to a first class shopping and commercial complex; and

(ii)	The Tenant shall maintain the Premises including the furnishings, fixtures and fittings therein or thereto (if any) in good, clean, substantial and proper repair and condition to the satisfaction of the Landlord throughout the Term;

Provided that nothing herein shall make the Landlord responsible for any damages or claims arising from any defects in the design or quality of the fitting out carried out by the Tenant.

(b)	The Tenant shall not cause or permit to be made any variation to the approved fitting out plans and specifications or to the interior design or layout of the Premises without the prior written approval of the Landlord.

5.4	Fitting Out Plans and Fitting Out Works

At the commencement of the Term and at any time when any alterations are made or fitting out is carried out to the Premises, for the purpose of fitting out or redecorating or renovating the Premises, the Tenant shall observe and comply with the Fitting Out Guide and the following provisions:-

(a)	Approval of Plans -The Tenant shall at its own cost prepare and submit to the Landlord for approval five (5) sets of suitable drawings and specifications of the works proposed to be carried out by the Tenant (hereinafter called the “Tenant’s Works”) and the schematic drawings illustrating the design and layout proposal of the Tenant’s Works (such drawings and specifications being hereinafter collectively called the “Tenant’s Plans”). The Tenant shall include in the Tenant’s Plans the following:-

(i)	detailed drawings, plans and specifications of or of any changes in the electrical wiring and installations, fan coil units, air-conditioning piping, ducting or vents or fire services installation and/or other services;

(ii)	details of the electricity consumption capacity, electrical wiring and installation, telephone wiring, piping, ducting, computer cabling, wiring and other arrangements (whether above the false ceilings or otherwise);

(iii)	details of all lighting features;

(iv)	details of partitioning, internal decoration, furnishings and equipment;

(v)	details of all water supplies, plumbing and drainage facilities and grease traps (if any);

(vi)	details of the shopfront design;

(vii)	the position and details of any heavy equipment; and

(viii)	such other relevant information as the Landlord may consider necessary.

(b)	Acceptance of Plans - The Landlord will consider the Tenant’s Plans and may accept or reject the Tenant’s Plans or require modifications thereof or any part of them as it thinks fit within a reasonable time from the submission of the Tenant’s Plans to the Landlord.

(c)	Fees for Approval and Inspection - The Tenant shall reimburse the Landlord on demand the fees of all architectural, mechanical, electrical and structural engineering consultants and other professional’s fees incurred according to fee notes or bills rendered by any such consultants or professionals in connection with the consideration and approval or rejection of the Tenant’s Plans and the supervision and inspection of the Tenant’s Works. The Tenant shall also pay to the Landlord on demand such amount as may be prescribed in the Landlord’s fitting out rules as the approval or vetting fees for the approval of the Tenant’s Plans.

(d)	Compliance with Ordinances - The Tenant shall comply with all Applicable Law and shall be solely responsible for obtaining all necessary approval from all relevant Government departments and utility companies required for all work performed by or on behalf of the Tenant on the Premises. The approval by the Landlord and/or its agents and/or consultants of the Tenant’s Works or the Tenant’s Plans or the inspection of the Tenant’s Works by the Landlord and/or its agents and/or consultants shall not constitute or be deemed to constitute any representation or certification by the Landlord that the Tenant’s Works are in compliance with the Applicable Law. When several sets of requirements must be met, the standard set by the Landlord or its consultants shall apply.

(e)	Permission for Commencement - The Tenant shall not commence the Tenant’s Works until the same shall have been approved in writing by the Landlord and a notice shall have been given by the Landlord that the Tenant’s Works can be commenced and as soon as possible after such approval and notice shall have been given, the Tenant shall commence the Tenant’s Works and complete them expeditiously.

(f)	Designated Contractors - The following types of the Tenant’s Works shall only be carried out by contractors designated by the Landlord:-
(i)	works touching or affecting the heating, ventilation and air-conditioning system for the Development (including that part, if any, of the said system installed within or serving the Premises);

(ii)	electrical works to be undertaken by the Tenant whether within the Premises or in the common areas of the Development;

(iii)	works touching or affecting the fire services installations of the Development including the sprinkler system (including those within or serving the Premises);
(iv)	plumbing and drainage works;

(v)	works touching or affecting the building management system for the Development (including the security system);

(vi)	works touching or affecting the communication networks which forms part of the common facilities of the Development;
(vii)	works touching or affecting the suspended ceilings of the Premises and/or the Development; and

(viii)	works touching or affecting the escalators and lifts of the Development.

The contract for the above types of the Tenant’s Works to be carried out at the Premises shall be made between the Tenant and the designated contractor. All other types of the Tenant’s Works shall be carried out by registered contractors as approved in writing by the Landlord Provided always that the Landlord shall not in any way be responsible or liable for the works carried out by or the performance of such designated or approved contractors.

(g)	Information on Contractors - The Tenant shall submit to the Landlord at least three (3) days prior to the commencement of the Tenant’s Works the following information:-

(i)	the name(s) and address(es) of the general contractor(s) and other contractor(s) designated or approved by the Landlord whom the Tenant intends to engage for the Tenant’s Works;

(ii)	the proposed commencement date of and the estimated date of completion of the Tenant’s Works; and

(iii)	certificates of insurance for public liability and workmen’s compensation.
(h)	Compliance with Landlord’s Instructions - In carrying out any approved work under this Clause or other provisions of this Agreement, the Tenant shall cause its servants, agents, employees, contractors, licensees and workmen to co-operate with the Landlord and the Manager and all servants, agents and workmen of the Landlord and/or the Manager and with other tenants or contractors carrying out any work in the Development. The Tenant shall comply with and cause its servants, agents, employees, contractors, licensees and workmen to obey and comply with all fitting out rules which may be prescribed by the Landlord and/or the Manager and all instructions and directions which may from time to time be given in connection with the carrying out of such work by the Landlord and/or the Manager and/or any servant or agent of the Landlord and/or the Manager.

(i)	Completion -As soon as practicable after completion of the Tenant’s Works, the Tenant shall provide the Landlord with a copy of the “as-built” plans for the Tenant’s Works.

G)	Variations - The Tenant shall not cause or permit to be made any variation to the approved Tenant’s Plans or the Tenant’s Works after the completion thereof. The Landlord may enter upon the Premises for the purpose of inspecting the construction of the Tenant’s Works. The Tenant shall forthwith on demand by the Landlord and at its own cost and expense demolish and remove any alteration or addition subsequently made to the Tenant’s Works in breach of the provisions of this Agreement and reinstate the Premises to the satisfaction of the Landlord.
(k)	Electricity Charges for Fitting Out - The Tenant shall be solely responsible for all electricity and other utility charges incurred in connection with or arising out of fitting out the Premises and shall pay to the Landlord a service charge of such amount as the Landlord may determine for the temporary supply of electricity and water and other attendance rendered by the Landlord and/or the Manager during the fitting out period.
(1)	Removal of Garbage - The Tenant shall remove from the Premises all garbage, refuse and construction and decoration waste to such location as may from time to time be designated by the Landlord and/or the Manager and if the Tenant shall fail to do so, the Landlord may cause such removal to be made at the cost and expense of the Tenant.

(m)	Deposit - As security for the due observance and performance by the Tenant of the terms and conditions of this Clause 5.4, the Tenant shall pay to the Landlord such amount as may be required by the Landlord as a fitting out deposit which shall be refunded to the Tenant without interest within thirty (30) days after (i) the completion of the Tenant’s Works to the satisfaction of the Landlord ifthere shall be no breach of any of the terms or conditions contained in this Clause 5.4; and (ii) the Tenant having provided to the Landlord a copy of the “as-built” plans for the Tenant’s Works pursuant to Clause 5.4(i).

5.5	Telephone Installations

The Tenant shall make arrangement with the appropriate licensed telecommunication service provider with respect to the installation of telephones in the Premises Provided that telephone or other communication lines installed outside the Premises must be installed in the common ducting (if any) provided for that purpose and in all respects in accordance with the directions of the Landlord and/or the Manager.

5.6	Good Repair of Interior

The Tenant shall at all times during the Tenn keep all the interior of the Premises and every part thereof including:-

(a)	interior plaster or other finishing material or rendering to walls;

(b)	floors, ceilings, escalators (if any), staircases (if any), shopfront and shopfront signs (interior and exterior);

(c)	external grilles or shutters to the Premises; and

(d)	the Landlord’s fixtures and fittings in the Premises;

and the Previous Tenant’s Fixtures and Fittings (as hereinafter defined) and all additions thereto (whether made by the Landlord or the Tenant or the Previous Tenant or any other prior tenant or occupier of the Premises), including all escalators (if any), staircases (if any), doors, glass, windows, window frames, electrical installations and wiring, light fittings, suspended ceilings, fire alarms and fire-fighting installations and apparatus, air-handling units, primary air units, air-conditioning plant, fan coil units and fans and ducting, exhaust ducts, scrubber and carbon filters, grease traps, pipes, plumbing and drainage facilities, cables, conduits, sanitary and water apparatus, painting, papering and decoration, comprised in and used for the benefit of the Premises in good, clean, substantial and proper repair and condition and properly preserved and painted as may be appropriate and when from time to time required by the Landlord or any relevant Government authority and so maintain the same at the expense of the Tenant and deliver up the same to the Landlord at the expiration or sooner determination of the Tenn in like condition. For the avoidance of doubt, the Tenant shall only employ such contractors as the Landlord shall designate or nominate to execute the relevant repair and/or maintenance works if such repair and/or maintenance work involves any of the works or subject matter mentioned in Clause 5.4(f).

5.7	Repair of Glass Curtain Wall

The Tenant shall pay to or reimburse the Landlord such amount as may be incurred by the Landlord in connection with the replacement of or otherwise towards payment of the tenants or occupiers of the Development or any person in, using or visiting the Development in respect of, all broken or damaged part or parts of the glass curtain wall corresponding to the Premises or other part or parts of the Development, windows, glass or shopfront glass, whether used exclusively by the Tenant or not, if the damage is caused by the act, default, neglect or omission of the Tenant or any Related Party or owing to circumstances beyond the control of the Tenant.

5.8	Electrical Installations

The Tenant shall repair and replace any electrical wiring, installation or piping within the Premises or used exclusively by the Tenant if the same becomes dangerous or unsafe (unless the damage is caused by inherent defects in the wiring, installation or piping provided by the Landlord) or if so required by the Landlord or the relevant utility company. In so doing or in carrying out any other works thereto at the Tenant’s own instigation, the Tenant shall use only the contractor nominated or approved by the Landlord in writing for the purpose. The Tenant shall permit the Landlord or its agents or servants to test the Tenant’s wiring and/or piping in the Premises at any time. The Tenant shall indemnify the Landlord and hold it harmless against any cost, damage, claim, demand, action or proceeding resulting from or attributable to any malfunction or disrepair of the electrical installation, wiring or piping within the Premises or used exclusively by the Tenant. The Tenant shall not, without the prior written consent of the Landlord, install or alter or permit or suffer to be made any alterations in or additions to the aforesaid electrical wiring, installation or piping.

5.9	Good Repair of Toilets and Water Apparatus

The Tenant shall maintain all toilets and sanitary and water apparatus as are located within the Premises and elsewhere in the Development if used exclusively by the Tenant in good, clean, substantial and proper repair and condition at all times during the Term to the satisfaction of the Landlord and in accordance with the regulations of the Department of Health or other relevant Government authorities.

5.10	Cleaning and Cleaning Contractors

(a)	The Tenant shall keep the Premises and every part thereof, including windows, lights, glass and shopfront glass, at all times in a clean and sanitary state and condition and dispose of all refuse and garbage in accordance with the terms of this Agreement and the House Rules. The Tenant shall not bring or keep or suffer to be brought or kept in or on the Premises anything which in the opinion of the Landlord and/or the Manager is or may become unclean, unsightly or detrimental to the Premises. The Tenant shall, at its own cost and expense, employ cleaning contractors nominated or approved by the Landlord and/or the Manager for the cleaning of the Premises. The Tenant shall enter into a separate agreement with such cleaning contractors and make all payments direct to such cleaning contractors.

(b)	The Tenant shall carry out all goods delivery and/or garbage removal in a manner required by the Landlord and/or the Manager and the Tenant shall be responsible for the removal of refuse and garbage from the Premises to such location and within such time as may from time to time be specified by the Landlord and/or the Manager, using such type of refuse/garbage container and (as and when required by the Landlord or the Manager) garbage bags as may from time to time be specified by the Landlord and/or the Manager. The Tenant shall at its cost and expense provide and ensure that all food waste garbage and refuse be kept in suitable containers securely and fully sealed and shall procure the removal of such food waste garbage and refuse from the Development at suitable hours without creating any nuisance or excessive odour in the process of such removal. For the better observance of this provision, the Tenant shall at its cost and expense employ such persons, firms or companies nominated or approved by the Landlord and/or the Manager for removing refuse and garbage from the Premises. The Tenant shall enter into a separate agreement with such persons, firms or companies and make all payments direct to them. In the event that the Landlord and/or the Manager provides collection service for refuse and garbage, the Tenant shall use such service to the exclusion of any other similar service and shall pay the Landlord and/or the Manager the cost of such service. If wet garbage is removed from the Premises, any extra costs charged by the Landlord, the Manager and/or the Food and Environmental Hygiene Department shall be borne by the Tenant.

(c)	Neither the Landlord nor the Manager shall assume any responsibility for the acts, default, omissions or neglect of the aforesaid cleaning contractors or the aforesaid persons, firms or companies responsible for refuse and garbage removal as nominated or approved by the Landlord and/or the Manager. The Tenant shall fully indemnify the Landlord and the Manager against all claims, costs and damages arising out of the acts, default, omissions or neglect of such cleaning contractors or other persons, firms or companies.

(d)	The Tenant shall at its own cost and expense observe and comply with all ordinances, regulations and bylaws and any other requirements (including (but not limited to) the payment of any fees and charges to the Government and/or other competent authority and/or the Landlord and/or the Manager) from time to time promulgated, issued and/or implemented by any Governmental and/or other competent authority and/or the Landlord and/or the Manager in connection with the removal and disposal of refuse and garbage (including (but not limited to) the disposal of municipal solid waste) from the Premises and/or the Development, and the Tenant shall fully indemnify the Landlord and the Manager against all claims, costs and damages incurred or sustained by the Landlord and/or the Manager arising out of or in connection with any breach of this Clause.

(e)	Without prejudice to the generality of the foregoing provisions, the Tenant further agrees with the Landlord that in the event that the Government has charged or imposed any fees, levies and charges whatsoever in connection with the removal and disposal of refuse and garbage (including (but not limited to) the disposal of municipal solid waste) (the “Municipal Waste Charges”), the following provisions shall apply:-

(i)	the Tenant shall be solely liable for paying all the Municipal Waste Charges levied on or charged to the Premises or any part thereof or upon the owner or occupier thereof, and the provisions in Clause 4.3 shall apply, mutatis mutandis, to the Municipal Waste Charges; and

(ii)	the Landlord and/or the Manager may recover from the Tenant the Municipal Waste Charges payable in respect of or attributable to the Premises as part of the additional management and air-conditioning charges payable by the Tenant under Clause 4.l(a)(ii).

5.11	Cleaning of Drains

The Tenant shall pay to or reimburse the Landlord forthwith on demand the cost incurred by the Landlord in cleaning, clearing, repairing or replacing any of the drains, pipes or sanitary or plumbing apparatus choked, blocked or stopped up owing to the improper or careless use or neglect thereof by the Tenant or any Related Party and keep the Landlord fully indemnified against any cost claim or damage caused thereby or arising therefrom.

5.12	Informing Landlord of Damage and Making Good Defects

The Tenant shall promptly notify the Landlord of all accidents occurring in the Development and all defects in or damage to the Premises or other parts of the Development or water or gas pipes, electrical wiring or fittings or any other fittings, :fixtures, services or facilities within the Premises, whether or not caused by the act, default, neglect or omission of the Tenant or any Related Party or by circumstances beyond the control of the Tenant. The Tenant shall forthwith make good at its expense all such defects or damage which are caused by the act, default, neglect or omission of the Tenant or any Related Party.

5.13	Notice of Entry for Repair of Adjoining Premises

The Tenant shall permit the Landlord, the Manager and their respective surveyor(s) or agent(s) and all other persons duly authorised by the Landlord and/or the Manager with or without workmen or others and with or without appliances at all reasonable times (except in case of emergency) to enter upon the Premises for the purpose of executing repairs to and/or alterations of any adjoining premises.

5.14	To Permit Landlord to Enter and View

(a)	The Tenant shall permit the Landlord, the Manager and their respective agents and all other persons duly authorised by the Landlord and/or the Manager with or without workmen or others and with or without appliances at all reasonable times (except in case of emergency) to enter upon the Premises to view the condition or user thereof or to inspect any works in progress and to take inventories of the fixtures and fittings therein.

(b)	The Landlord may serve a notice on the Tenant requiring the Tenant to execute such repair for which the Tenant is liable hereunder and/or remedy breach of any of the Covenants within fourteen (14) days of the date of the notice (or sooner if required). The Tenant shall pay to the Landlord forthwith on demand all the costs and expenses (including solicitors’ costs and surveyor’s fees) incurred by the Landlord in connection with the preparation and service of such notice.

(c)	In the event of an emergency, the Landlord and/or the Manager and/or their respective servants or agents may enter the Premises without notice and forcibly, if necessary. For the better observance of this provision, if the Tenant is requested by the Landlord and/or the Manager to furnish to the Landlord and the Manager duplicate of the keys to the entrance doors of the Premises and the Tenant is prepared to accept such request, the Tenant shall furnish to the Landlord and the Manager duplicate of the keys to the entrance doors of the Premises.

(d)	The Tenant shall inform the Landlord as to the presence and nature of any security system installed by the Tenant in the Premises.

5.15	To Execute Repairs on Receipt of Notice

The Tenant shall, on receipt of any notice issued by the Landlord pursuant to Clause 5.14 specifying any works or repairs which are required to be done and for which the Tenant is liable hereunder, forthwith comply with the notice, put in hand and execute the same with all possible despatch. If the Tenant shall not within fourteen (14) days of the date of the notice (or sooner if required) proceed diligently with the execution of such works or repairs, the Tenant shall permit the Landlord, the Manager and/or their respective authorised representatives with all necessary workmen, tools, materials, equipment and appliances to enter upon the Premises and execute such works or repairs. The costs of such works or repairs shall be a debt due from the Tenant to the Landlord, be repayable by the Tenant forthwith on demand by the Landlord and be forthwith recoverable from the Tenant by action.

5.16	Prospective Tenants

During the last six (6) months of the Tenn, the Tenant shall allow the Landlord to enter and show the Premises to prospective tenants or purchasers and allow the Landlord to exhibit without interference upon such part of the Premises as the Landlord shall think fit a notice indicating that the Premises are to become vacant and containing such other information in connection therewith as the Landlord shall require and the Tenant shall not conceal such notice.

5.17	Protection from Typhoon

The Tenant shall take all precautions to protect the interior of the Premises against damage by storm, typhoon, heavy rainfall or the like and in particular to ensure that all exterior doors (if any) and windows are securely fastened upon the threat of such adverse weather conditions.

5.18	Service Entrances

The Tenant shall load and unload goods, equipment, furniture or large or heavy objects only at such times and through such goods lifts, entrances and staircases as may from time to time be designated by the Landlord or the Manager for such purposes Provided always that under no circumstances should passenger lifts be used at any time for delivery purpose.

5.19	Common Areas

The Tenant shall indemnify the Landlord against the cost of making good any damage caused to any part of the common areas of the Development occasioned by act, default, neglect or omission of the Tenant or any Related Party.

5.20	Tenant’s Related Party

The Tenant shall be liable for the acts, defaults, neglects and omissions of any Related Party as if they were the acts, defaults, neglects and omissions of the Tenant and shall fully indemnify the Landlord against all costs, claims, demands, expenses or liabilities to any third party or losses in connection therewith.

5.21	Directory Boards

The Tenant shall pay to the Landlord forthwith upon demand the cost of including, affixing, repairing, altering or replacing as necessary the Tenant’s name in letters and if permitted by the Landlord, the Tenant’s logo on the directory boards of the Development and/or electronic directory boards or displays (if any) provided by the Landlord or the Manager. The design of the letters used shall be subject to the prior written approval of the Landlord.

5.22	Security

The Tenant shall ensure that the Tenant’s own security system (if any) within and at the entrance of the Premises is at all times compatible with and if so required by the Landlord, linked up to the security system (if any) for the Development provided and operated by the Landlord and/or the Manager.

5.23	Change of Name

Without prejudice to Clause 6.16, in the event of the Tenant changing its name, the Tenant shall notify the Landlord in writing at least one (1) month prior to such change of name and upon the request of the Landlord, the Tenant shall produce such evidence as required by the Landlord to show that no breach of Clause 6.16 has taken place or is about to take place.

5.24	Yield Up Premises and Handover

(a)	The Tenant shall, at the expiration or sooner determination of the Term, quietly yield up the Premises and hand over the same in “bare shell” condition together with all those fixtures, fittings and mechanical and electrical provisions (if any) more particularly described in the Seventh Schedule and the Previous Tenant’s Fixtures and Fittings in good, clean, substantial and proper repair and condition substantially the same as at the commencement of the Term notwithstanding any rule of law or equity to the contrary together with all keys giving access to all parts of the Premises and (where applicable) the said Tenant’s Fixtures and Fittings (as hereinafter defined) in accordance with the terms and conditions as hereinafter provided. For the avoidance of doubt, the expression “bare shell” condition shall mean the condition of the Premises in which all those fixtures, fittings and mechanical and electrical provisions (if any) more particularly described in the Seventh Schedule and the Previous Tenant’s Fixtures and Fittings shall have been made good and reinstated to good, clean, substantial and proper repair and condition by the Tenant at its own cost and expense and apart from the above fixtures, fittings and mechanical and electrical provisions and the Previous Tenant’s Fixtures and Fittings, all other furniture, installations, alterations, fixtures, fittings and additions of and in the Premises whether the same were made or installed by the Tenant or any prior tenant or occupier of the Premises at any time prior to or during the Term shall have been removed by the Tenant at its own cost and expense and the Tenant shall make good in a proper and workmanlike manner and to the satisfaction of the Landlord all damage to the Premises (including damage to the fixtures, fittings and decoration within the Premises) and/or the Development and/or the fixtures and fittings therein or thereto caused by such removal before delivering up the Premises to the Landlord.

(b)	Without prejudice to the generality of the foregoing, it is hereby agreed and confirmed that upon the expiration or sooner determination of the Term:-

(i)	the Tenant shall at its own costs and expenses remove all the Tenant’s trade furniture, fixtures and fittings and trade equipment and all personal property of the Tenant, and make good in a proper and workmanlike manner and to the satisfaction of the Landlord all damage to the Premises (including damage to the fixtures, fittings and decoration within the Premises) and/or the Development and/or the fixtures and fittings therein or thereto caused by such removal before delivering up the Premises to the Landlord, and (subject to the requirement as provided in Clause 5.24(2) below) the Tenant shall at its own expense employ such contractors as the Landlord shall nominate or approve to carry out and complete the aforesaid removal and reinstatement works;
(ii)	where any alterations or installations of any fixtures or additions to the Premises have been made at any time prior to or during the Term with or without the Landlord’s written consent, the Tenant shall at its own costs and expenses reinstate, remove or do away with all the aforesaid alterations, fixtures or additions or (as the case may be) only such part or portion thereof as the Landlord may require and make good and repair in a proper and workmanlike manner and to the satisfaction of the Landlord any damage to the Premises and/or the Development and/or the fixtures and fittings and installations therein or thereto as a result thereof before delivering up the Premises to the Landlord, and (subject to the requirement as provided in Clause 5.24(2) below) the Tenant shall at its own expense employ such contractors as the Landlord shall nominate or approve to carry out and complete the aforesaid removal and reinstatement works; and

(iii)	the Tenant shall bear and pay to the Landlord the costs for removing all signs, lettering and characters of the Tenant from the directory board(s), signboard(s), door(s) and/or other designated location(s) by the Landlord and the cost of making good in a proper and workmanlike manner and to the satisfaction of the Landlord any damage to the Premises and/or the Development and/or the fixtures and fittings and installations therein or thereto as a result thereof;

Provided that:-

(1)	the Landlord may, at its absolute discretion and without payment of any compensation to the Tenant and by written notice to the Tenant which shall be binding on the Tenant, require or direct the Tenant not to remove any of the aforesaid alterations, fixtures, fittings and additions or some or any part or portion thereof (“the said Tenant’s Fixtures and Fittings”) which the Tenant is otherwise liable to remove under this Clause, in which event, the Tenant shall leave intact the said Tenant’s Fixtures and Fittings at the same location in the Premises and deliver up the same to the Landlord in good, clean, substantial and proper repair and condition upon the expiration or sooner determination of the Term; and

(2)	without prejudice to any of the provisions hereinbefore contained, if the Tenant is required to carry out any removal or reinstatement work pursuant to this Clause 5.24, and such removal or reinstatement work involves any of the works or subject matters mentioned in Clause 5.4(f), the Tenant shall only employ such contractors as the Landlord shall designate or nominate to execute the relevant works.

5.25	Indemnification of Landlord

(a)	The Tenant shall be wholly responsible for any loss, damage or injury caused to any person whomsoever or any chattels or property (whether movable or immovable) whatsoever whether within or outside the Premises, or any infringement, disturbance or destruction (whether permanent or temporary) of any right, easement or privilege or otherwise enjoyed by the Premises or the Development or any part thereof or any adjoining or neighbouring property, and whether directly or indirectly:-
(i)	through the defective or damaged condition of any part of the interior of the Premises or any fixtures, fittings, installations and additions therein or thereto or in any way in connection with the state of repair and condition of the Premises or the user of the Premises or the existence of any alteration, addition or installation of and in the Premises; or

(ii)	through or in any way owing to the spread of fire or smoke or the leakage or overflow of water from the Premises or any part thereof; or

(iii)	through the act, neglect, default or omission of the Tenant or any Related Party; or

(iv)	through or in any way resulting from or in connection with any breach or non- observance or non-performance of any of the Covenants; or

(v)	as a result of any accident happening within the Premises.

(b)	The Tenant shall make good such loss, damage or injury by payment or otherwise and indemnify the Landlord and/or (as the case may be) the Manager and keep the Landlord and/or (as the case may be) the Manager fully indemnified against all costs, claims, demands, actions and legal proceedings whatsoever made upon the Landlord and/or the Manager by any person in respect of any such loss, damage or injury and all costs and expenses incidental thereto.

(c)	For the better observance of this Clause, but without prejudice to the obligations and agreements of the Tenant under this Agreement, the Landlord may, but shall not be obliged to, effect at the Tenant’s expense insurance cover in respect of such risks in accordance with the provisions of this Clause 5.25 with a reputable insurance company acceptable to the Landlord.

5.26	Tenant’s Insurance

The Tenant shall effect and maintain during the Tenn insurance cover in respect of the following:-

(a)	Third Party Liability

In respect of liability for loss, injury or damage to any person or property whatsoever which might give rise to a claim for indemnity pursuant to Clause 5.25.

(b)	Glass

All glass, including windows and shopfront glass, if any, now or hereafter on or in the Premises for its full replacement value.

(c)	Water Damage

Against damage to the Landlord’s fixtures and fittings and installations to the full insurable value occurring in respect of the use or misuse of the fire-fighting installation installed within the Premises or the incursion of water therein.

(d)	Fittings

All fittings, goods, personal effects, stock and equipment within the Premises against fire and extraneous perils for their full replacement value.

The policy of insurance shall be effected with an insurance company nominated or approved by the Landlord and shall provide cover for (i) the Tenant; (ii) the Landlord as the landlord of the Premises; and (iii) the Manager and shall be in an amount of not less than that set out in the Fifth Schedule payable on each claim and shall contain a clause to the effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled, modified or restricted without the prior written consent of the Landlord. The Tenant hereby further undertakes to produce to the Landlord as and when required by the Landlord such policy of insurance together with a receipt for the last payment of premium and a certificate from the insurance company that the policy is fully paid up and in all respects valid and subsisting.

5.27	Keep Premises Open for Business

(a)	The Tenant shall keep the Premises and all parts thereof open for business at all times of the year during the Normal Business Hours. Without prejudice to the generality of the foregoing, any suspension by the Tenant of its business or any part thereof at the Premises for a period of more than three (3) days without the prior written consent of the Landlord shall constitute a material breach of this Agreement whereupon the Landlord shall be entitled to determine this Agreement and take possession of the Premises.

(b)	The Tenant shall provide first class service to patrons and customers at the Premises and conduct the business of the Tenant in such a way as not to prejudice the goodwill and reputation of the Development as a first class shopping and commercial complex. Without prejudice to the generality of the foregoing, the Landlord reserves the right to require the Tenant to cease to carry on at the Premises any activity (whether or not the same has previously been pennitted by the Landlord) if the Landlord considers that the pursuit or patronage of such activity causes or is likely to cause danger, nuisance or annoyance to other tenants and/or bona fide patrons and customers of the Tenant or other tenants or occupiers of the Development.

(c)	The Tenant shall maintain at all times on the Premises adequate stock of merchandise for sale and inspection in connection with its business.
(d)	The Tenant shall install and at all times maintain, to the satisfaction of the Landlord, the display of merchandise, goods or services in the shopfront glass, shop windows or showcases at the entrance of or frontage to the Premises up to and including all areas within one (1) meter from the frontage to the Premises and to a standard and composition which is, in the opinion of the Landlord, appropriate to a first class shopping and commercial complex. The Tenant shall immediately change any such display upon receiving notice from the Landlord requiring the same on the ground that in the opinion of the Landlord, such display prejudices the goodwill or reputation of the Development.
(e)	The Tenant shall, at its own cost and expense, keep lit any shopfront glass, shop windows, showcases and signages of the Premises at all times of the year during such hours as the common areas of the Development are open to the public. For the better observance of this sub-clause, the Tenant shall pennit the Landlord and the Manager to control the electrical circuits to all lightings and for such purpose, have such circuits connected and wired in such a way as to allow the Landlord and the Manager such control.

5.28	Taxes

The Tenant shall pay or reimburse the Landlord on demand any sales tax, value added tax or tax of a similar nature that may be charged on any payment required to be made by the Tenant under or in connection with this Agreement or paid by the Landlord or any payment made by the Landlord where the Tenant agrees under this Agreement to reimburse the Landlord for such payment.

5.29	Provision of Information

The Tenant shall, if and when the Landlord may from time to time require, provide the Landlord with such information or evidence as the Landlord may reasonably require to satisfy itself that the Tenant has complied with the Covenants.

5.30	Indemnification of Landlord on Breach of Covenants

Without prejudice to the other rights and remedies of the Landlord under this Agreement or otherwise, the Tenant shall be wholly responsible for all losses, damages, liabilities, costs and expenses of whatever nature incurred or sustained by the Landlord or any other person whomsoever, whether during or after expiration or sooner determination of the Term, directly or indirectly through or in any way resulting from or in connection with any breach or non-observance or non-performance of any of the Covenants, and the Tenant shall indemnify and keep the Landlord fully indemnified against all costs, claims, demands, actions and legal proceedings whatsoever made upon the Landlord, whether during or after the expiration or sooner determination of the Term, by any person in respect of any such loss, damage, liability, cost and expense and all costs and expenses incidental thereto.

6.	TENANT’S NEGATIVE COVENANTS

6.1	Injury to Walls

The Tenant shall not, without the prior written consent of the Landlord, cut, maim, injure, drill into, mark or deface or permit or suffer to be cut, maimed, injured, drilled into, marked or defaced any doors (other than those installed by the Tenant), windows, window-frames, shopfront glass, partition or structural walls, glass curtain walls, ceilings, beams, structural members or other part of the fabric of the Premises or any of the plumbing or sanitary or air-conditioning apparatus or installations included therein or lay or use any floor covering or do anything which may damage or penetrate the existing slab.

6.2	Alteration to Exterior

The Tenant shall not affix, attach, suspend or hang anything or paint or make any alteration whatsoever to the exterior of the Premises (save and except as expressly permitted under Clause 6.12(b)) or to the common areas of the Development or allow anything to be affixed, attached, painted, suspended or hung outside the Premises or drop anything from the Premises.

6.3	Inside or Outside Faces of Windows

The Tenant shall not, save and except as expressly permitted under Clause 6.12(b), block up, darken, obstruct, obscure, paint, spray, put on or adhere any thing or substance on the inside or outside faces of the windows, the window frames, the glass curtain walls, the shopfront windows, the shop entrance doors or the lightings of the Premises.

6.4	Nuisance

(a)	The Tenant shall not cause or produce or suffer or permit to be produced on or in the Premises any sound or noise or vibration (including sound produced by broadcasting from television, radio or any apparatus or instrument capable of producing or reproducing music or sound or vibration) or other acts or things in or on the Premises which is or are or may be or become a nuisance or annoyance to any other tenant or occupier of the Development or any user or customer of the same or to the Landlord or which in the opinion of the Landlord may prejudicially affect the Premises or any other parts of the Development or any adjoining or adjacent premises.

(b)	In the event that the Tenant’s permitted use of the Premises as defined in Clause 6.6 requires any sound or noise to be produced or reproduced within the Premises or any part thereof, the Tenant shall install and maintain to the satisfaction of the Landlord appropriate and adequate sound absorbing and insulating materials so as to prevent such sound or noise from escaping from the Premises and from becoming a nuisance or annoyance to the Landlord or any other tenant or occupier of the Development or any user or customer of the same or any adjoining or adjacent premises.

(c)	It is hereby agreed that a persistent breach by the Tenant of this Clause shall amount to a breach of this Agreement which will entitle the Landlord to exercise its right of re-entry hereunder.

6.5	Auctions and Sales

The Tenant shall not conduct or permit any sale to the public by auction or any bankruptcy, close-out or other similar sale of things or properties of any kind to take place on the Premises Provided that this provision shall not preclude the conduct of genuine periodic seasonal or promotional sale.

6.6	User

(a)	The Tenant shall not use the Premises or any part thereof for any purpose other than as expressly specified in Part 3 of the Second Schedule Provided that no warranty is given or deemed to be given by the Landlord as to the fitness of the Premises for such use.

(b)	The Tenant shall not use or cause or permit or suffer to be used any part of the Premises for gambling or for any illegal, immoral or improper purpose or in any way so as to cause any nuisance, annoyance, inconvenience, damage or danger to the Landlord or any other tenant or occupier of the Development or any user or customer of the same or any adjoining or adjacent premises.

(c)	The Tenant shall not tout or solicit or procure or cause or permit or suffer any touting or soliciting for business or the distribution of any pamphlet, notice or advertising matter outside the Premises or anywhere within the Development (except inside the Premises) by any Related Party or any other person.

(d)	The Tenant shall not use the Premises or any part thereof as sleeping quarters or as domestic premises within the meaning of the Landlord and Tenant (Consolidation) Ordinance (Cap.7) or similar legislation for the time being in force and the Tenant shall not allow any person to remain on the Premises overnight.

(e)	The Tenant shall not permit any offensive or unusual odours or odours which is likely to give rise to (as determined by the Landlord absolutely) or had been a cause of complaint(s) from other tenant or occupier of the Development or any user or customer of the same or any adjoining or adjacent premises to be produced upon or emanate from the Premises.

(f)	The Tenant shall not keep or permit or suffer to be kept any animals or pets inside the Premises and shall take all such steps and precautions to the satisfaction of the Landlord and/or the Manager to prevent the Premises or any part thereof from becoming infested by termites, rats, mice, cockroaches or any other pests or vermin. The Tenant shall at its own costs and expense make suitable and adequate arrangements for pest control against cockroaches, rodents and other vermin to be conducted in and at the Premises on a regular basis and compatible with the Tenant’s operation of the Premises as a cafe. For the better observance of this provision, the Landlord and/or the Manager may require the Tenant to effect pest control for the Premises at the Tenant’s cost and expense at such intervals as the Landlord and/or the Manager or any relevant Government authority may direct by employing such pest extermination contractors as the Landlord may nominate or approve. The Tenant shall enter into a separate agreement with such pest extermination contractors and make all payments direct to such pest extermination contractors. If the Tenant shall default in fulfilling its obligations as aforesaid or if the Landlord and/or the Manager shall have reasonable grounds for dissatisfaction over the pest control operations carried out by the Tenant, the Landlord and/or the Manager may request the Tenant to carry out any effective control measures which the Landlord and/or the Manager may in its and/or their discretion deem necessary. If the Tenant shall have failed within a reasonable time to comply with the Landlord’s and/or the Manager’s said request, the Landlord and/or the Manager shall, after giving prior notification to the Tenant, have the right to appoint a competent pest extermination contractor to carry out necessary pest control operations in and at the Premises and the costs thereof shall be a debt due from the Tenant to the Landlord and/or the Manager and be recoverable from the Tenant forthwith by action.

(g)	The Tenant shall not sell or supply any beer, wine, spirits, liquor or alcohol at the Premises.

6.7	Heavy Machinery, etc.

(a)	The Tenant shall not install or cause or permit or suffer to be installed any equipment apparatus or machinery or any part thereof which:-

(i)	imposes a weight on any part of the flooring in excess of that for which it was designed; or
(ii)	requires any additional electrical wiring or piping or exceeds the loading of the electrical installations or the electrical mains or wiring in the Development; or
(iii)	consumes electricity or gas not metered through the Tenant’s separate meter.

The Landlord shall be entitled to prescribe the maximum weight and permitted location of safes and other heavy equipment and to require that the same stand on supports of such dimensions and material to distribute the weight thereof as the Landlord may deem necessary and the Tenant shall reimburse the Landlord all costs, charges and expenses incurred by the Landlord in making such prescription.

(b)	The Tenant shall not submit any part of the Premises and/or the Development to any excessive load or suspend any excessive weight from the ceilings or structure in the Premises and/or the Development.

(c)	The Tenant shall not overload or obstruct or cause, suffer or permit to be overloaded or obstructed any conduits serving the Premises or the whole or any part of the Development. The Tenant shall not discharge into or cause, suffer or permit to be discharged into any pipes, drains or sewers any trade effluent or any harmful matter or substance.
(d)	The Tenant shall not obstruct or interfere with any of the ventilating louvres or grilles in or serving the Premises or the Development. The Tenant shall not install or operate in the Premises any equipment, machinery or apparatus which may cause the efficiency of the heating, ventilation, air-conditioning or cooling system serving the Premises or the whole or any part of the Development to be diminished or impaired or their balance interfered with.

6.8	Manufacture and Storage of Merchandise

The Tenant shall not use the Premises for the manufacture of goods or merchandise or for the storage of goods or merchandise other than as samples or exhibits reasonably required in connection with the Tenant’s business carried on therein or keep or store or cause or permit or suffer to be kept or stored any extra-hazardous, inflammable or dangerous goods within the meaning of the Dangerous Goods Ordinance (Cap.295) and the regulations thereunder.

6.9	Obstruction in Passages

The Tenant shall not place or leave or suffer or permit to be placed or left by any Related Party any boxes, furniture, articles or rubbish at the entrances of or on any part of the staircases, passages or landings or other parts of the Development used in common with other tenants or occupiers thereof or otherwise encumber the same. Without prejudice to any other remedy it may have under this Agreement, the Landlord or any of its servants or agents may without any prior notice to the Tenant remove any such obstruction and dispose of the same as it may in its absolute discretion think fit without incurring any liability therefor to the Tenant or any other person whomsoever and the Tenant shall pay to the Landlord forthwith on demand all costs and expenses incurred in connection with such removal.

6.10	Goods and Merchandise Outside the Premises

The Tenant shall not place, expose or leave or permit or suffer to be placed, exposed or left for display, sale or otherwise any goods or merchandise or thing whatsoever upon or over the ground or passages outside the Premises.

6.11	Air-Conditioning

(a)	The Tenant shall not, without the prior written consent of the Landlord, install any fan coil unit or air-conditioning plant, machinery or equipment in addition to or in place of those provided by the Landlord.

(b)	Where any air-conditioning plant, machinery or equipment for cooling or recirculating air is installed in or about the Premises (whether by the Landlord or the Tenant or the Previous Tenant or any other prior tenant or occupier of the Premises with the Landlord’s approval), the Tenant shall to the extent of the Tenant’s control over the same at all times use and regulate the same to ensure that the air-conditioning plant, machinery or equipment is employed to the best advantage in the conditions from time to time prevailing.

(c)	Where any fan coil units, air-conditioning plant, machinery or equipment has been previously installed by the Landlord or the Previous Tenant or any other prior tenant or occupier of the Premises or is installed by the Tenant with the Landlord’s approval, the Tenant shall comply with the directions and instructions of the Landlord regarding relocation, replacement and/or installation. The Tenant shall be responsible for periodic inspection, maintenance and repair and for the replacement of any defective or worn out parts or wiring. The Tenant shall also be responsible for all damages caused by the relocation, replacement, installation, operation, defect or removal of any such equipment.
(d)	Where air-conditioning service is required by the Tenant outside the Normal Business Hours and is provided by the Landlord and/or the Manager on the Tenant giving the Landlord and the Manager reasonable advance notice of the Tenant’s requirements, the Tenant shall pay to the Landlord forthwith on demand or reimburse the Landlord such amount as the Landlord and/or (as the case may be) the Manager may, in accordance with the House Rules, charge for such additional air-conditioning service.

6.12	Signs

(a)	The Tenant shall not exhibit or display or affix any writing, sign, signboard or other device whether illuminated or not on or to the exterior of the Development or in at or above any common areas, lobbies, landings or corridors of the Development.

(b)	Notwithstanding Clause 6.12(a), the Tenant shall be entitled to have its trade name displayed in lettering and/or characters to a design and standard of workmanship and at such location and in such manner all being approved in writing by the Landlord at the entrance or shop:front of the Premises.

(c)	The Tenant shall not, without the prior written consent of the Landlord, adopt a trade name or include in its trade name or the trade name of any of the business or company operated by the Tenant the name, word or mark “iSQUARE” or “ffl ,lj:ti}” or any other devices or logos owned or registered by the Landlord or any name similar thereto.
(d)	The Landlord, the Manager and/or their respective authorised agents shall have the right to remove at the expense of the Tenant any signboard, sign, name-plate and decorative device associated therewith affixed or put up or displayed without the prior written consent of the Landlord.

6.13	Aerials

The Tenant shall not erect any aerial on the roof or walls of the Development or on the ceilings or walls of the Premises or interfere with, remove, dismantle or alter the common aerials (if any) provided by the Landlord.

6.14	Parking

The Tenant shall not park in, obstruct or otherwise use or permit any Related Party to park in, obstruct or otherwise use those areas of the Development allocated to the parking or movement of or access for vehicles or designated as loading/unloading areas otherwise than in accordance with the permissions and directions of the Landlord and/or the Manager or as permitted under the House Rules.

6.15	Breach of Insurance Policy

The Tenant shall not do or cause or permit or suffer to be done any act or thing whereby the policy or policies of insurance on the Premises and/or the Development against losses or damages by fire and/or other insurable risks and/or claims by third parties for the time being subsisting may become void or voidable or whereby the rate of premium thereon may be increased and the Tenant shall pay to the Landlord forthwith on demand all sums paid by the Landlord by way of increased premium thereon and all expenses incurred by the Landlord in and about any renewal of such policy or policies arising from or rendered necessary by a breach by the Tenant of this Clause.

6.16	No Subletting

The Tenant shall not assign, underlet, encumber or otherwise deal or part with the possession of or transfer the Premises or any part thereof or any interest therein or permit or suffer any arrangement or transaction whereby any person who is not a party to this Agreement obtains the use, possession, occupation or enjoyment of the Premises or any part thereof irrespective of whether any rental or other consideration is given therefor. The tenancy created hereby shall be personal to the Tenant named in this Agreement. Without limiting the generality of the foregoing, the following acts and events shall be deemed to be breaches of this Clause:-

(a)	in the case of the Tenant being a partnership, the taking in of one or more new partner whether on the death or retirement of an existing partner or otherwise; or

(b)	in the case of the Tenant being an individual (including a sole surviving partner of a partnership tenant), the death, insanity or other disability of that individual to the intent that no right to use, possess, occupy or enjoy the Premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustees or committees of such an individual; or

(c)	in the case of the Tenant being a corporation, the take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons in whom the majority of its voting shares are vested or who otherwise has/have effective control thereof; or

(d)	the giving by the Tenant of a power of attorney or similar authority whereby the donee of the power obtains the right to use, possess, occupy and enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same; or

(e)	the change of the business name or trade name of the Tenant.

6.17	Common Facilities, etc.

The Tenant shall not make any alteration to or interfere or tamper or permit any Related Party to make any alteration to or interfere or tamper with any of the following other than in the manner expressly permitted hereunder:-

(a)	the heating, ventilation and air-conditioning system for the Development (including that part of system installed within or serving the Premises);
(b)	the electrical installations for the Development;

(c)	the fire services installations of the Development including the sprinkler system (including those within or serving the Premises);

(d)	the installations for plumbing and drainage for the Development (including those within or serving the Premises);
(e)	the building management system of the Development (including the security system);

(f)	the communication network which forms part of the common facilities of the Development;

(g)	the suspended ceilings of the Premises (if any) and/or the Development; and

(h)	the conduits, pipes, wires, cables and ducts in, on or under the Premises or the raised flooring therein serving or intended to serve the Development or any adjoining or neighbouring property.

6.18	Not to Erect Gates or Grilles

The Tenant shall not, without the prior written consent of the Landlord and the Manager, erect or install any door, gate, metal grille, shutter or other similar installation whatsoever, whether temporary or permanent, at the doorway or entrance to the Premises or at any of the fire exits therefrom. Any door, gate, metal grille, shutter or other similar installation erected by the Tenant with the prior written consent of the Landlord and the Manager shall not in any way contravene any Applicable Law.

6.19	Breach of Conditions, etc.

The Tenant shall not cause, suffer or permit any contravention of any of the negative or restrictive covenants or provisions of the Government Grant. The Tenant shall indemnify the Landlord and the Manager against any such breach.

7.	LANDLORD’S OBLIGATIONS

The Landlord hereby agrees with the Tenant as follows, subject to Clause 8.1:-

7.1	Quiet Enjoyment

Subject to the Tenant duly paying the Rent and the other charges hereby agreed to be paid by the Tenant on the days and in manner herein provided and observing and performing the Covenants, the Tenant shall have quiet possession and enjoyment of the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or through or in trust for the Landlord.

7.2	Management and Air-conditioning Charges, Government Rent and Property Tax

The Landlord shall pay or procure the payment of the Management and Air- conditioning Charges, Government Rent and Property Tax attributable to or payable in respect of the Premises.

7.3	Main Structure

(a)	The Landlord shall use its best endeavours to procure that the Manager shall keep the roof of the Development and the main structure and walls (including the glass curtain walls) thereof, the main, drains and pipes and cables therein and other common areas and common facilities therein which are necessary for the proper use and enjoyment of the Premises in a proper state of repair and condition (the repair and any other works which the Landlord has agreed to use its best endeavours to procure the Manager to carry out under this Clause 7.3(a) are hereinafter known as the “Landlord’s Works”) Provided that the Landlord shall not be liable for breach of this Clause unless and until prior written notice of any defect or want of repair shall have been given by the Tenant to the Landlord and the Landlord shall have failed to notify the Manager to carry out any such necessary Landlord’s Works after the lapse of a reasonable time from the service of such notice Provided further that the Tenant shall permit the Landlord, its surveyor(s), contractor(s) or agent(s) and all persons duly authorised by the Landlord with or without workmen or others and with or without appliances, tools, materials and equipment at all reasonable times (except in case of emergency) to enter and remain on the Premises for the purpose of executing the Landlord’s Works.

(b)	The Tenant hereby agrees, accepts and acknowledges that:-

(i)	the Landlord shall have the right to erect scaffolding or structures of like nature over the Premises or the Development or the Lot or any part thereof for the purpose of executing the Landlord’s Works without any interference whatsoever by the Tenant or any person whomsoever claiming under the Tenant;

(ii)	the Landlord’s Works may cause nuisance, annoyance, disturbance, interference or disruption to the use and enjoyment of the Premises and the business and operations of the Tenant therein, and/or may diminish, interfere with, obstruct or affect the amenity of the Premises, the access to the Premises and/or the access of light or air to the Premises or any easement, quasi- easement, liberty, privilege or right whatsoever enjoyed by the Premises, and/or may result in the making of noise and vibration and the emission of dust and other substances affecting the Premises or the Development or the Lot or any part thereof and any other forms of disturbance; and
(iii)	in order to facilitate the execution of the Landlord’s Works, the Premises or some part thereof may have to be temporarily closed and/or ceased to be used by the Tenant and the Tenant may have to carry out demolition, renovation, refurbishment, alteration and/or other building works at the Premises before, during and/or after the execution of the Landlord’s Works.
(c)	The Tenant shall not in any circumstances be entitled to any abatement of Rent, rates, and other charges and outgoings payable hereunder, nor to raise any objection or complaint or to claim against the Landlord for any loss of business or profit or any other loss, damages or compensation whatsoever or for any disruption or inconvenience caused to or suffered by the Tenant, and the Landlord (including its servants and agents) shall not be liable to the Tenant or any other person whatsoever and the Landlord shall not be regarded as being in breach of any provisions of this Agreement or in derogation of the grant hereunder, in respect of or upon the occurrence of any of those events and matters described in sub-clause (b) above or in any way by reason of or resulting from the execution of the Landlord’s Works.

7.4	Air-Conditioning

The Landlord shall use its best endeavours to procure that subject to the right of the Landlord and the Manager to change the hours for air-conditioning services, the Manager shall provide air-conditioning services to the Premises during the Normal Business Hours. If the Tenant shall require additional air-conditioning services outside the Normal Business Hours, then subject to the Tenant duly paying the additional management and air-conditioning charges as referred to in Clause 4.l(a)(ii), the Landlord shall use its best endeavours to procure that the Manager shall provide the same to the Tenant at the Tenant’s costs and expenses on receiving reasonable prior notice of the Tenant’s requirements. The charges for air-conditioning services outside the Normal Business Hours shall be determined by the Landlord and/or the Manager (whose determination shall be final, conclusive and binding on the Tenant) and notified to the Tenant from time to time and paid by the Tenant on demand.

7.5	Facilities

The Landlord shall procure that the Manager shall use its reasonable endeavours to maintain the lifts, escalators, travelators, fire and security services equipment, central air-conditioning system and other common facilities of the Development in proper working order and in good repair.

8.	EXCLUSIONS

8.1 It is hereby expressly agreed and declared that neither the Landlord nor the Manager (including their respective servants and agents) shall in any circumstances be liable to the Tenant or any other person whomsoever:-

(a)	Lifts, Air-Conditioning and Other Common Facilities - in respect of any injury, loss, damage or loss of profit or business whatsoever or for any disruption or inconvenience which may be caused to or suffered or sustained by the Tenant or any other person or to any property whatsoever caused by or through or in any way owing to any malfunction, defect in or breakdown of or suspension of service of the lifts, escalators, travelators, toilets, fire and security services, central air-conditioning system, satellite and the ancillary distribution system or any other services or facilities provided in the Development or any failure, malfunction, explosion, variation, interruption or suspension of electricity or water supply or any other service or services provided in the Development; or

(b)	Fire and Overflow of Water - in respect of any injury, loss, damage or loss of profit or business whatsoever or for any disruption or inconvenience which may be caused to or suffered or sustained by the Tenant or any other person or to any property whatsoever caused by or through or in any way owing to typhoon, landslide, storm, tempest, flood, Act of God or other accident, subsidence of the ground, the escape of fumes, smoke, fire or any other substance or thing or the overflow or leakage of water or electric current or vibrations from or through anywhere within the Development or in the neighbourhood or the influx of rain water or sea water into the Development or the Premises or the activity of rats, mice, termites, cockroaches or other vermin in the Development or the act, neglect, default or omission of the tenants and occupiers of the other parts of the Development or the defective or damaged condition or dilapidation or lack of repair or maintenance of the Premises or any part thereof or the whole or any part of Development or the Landlord’s fixtures and fittings and installations or any part thereof or dropping or falling of any article whatsoever from the Development; or

(c)	Security - for the security or safekeeping of the Premises or any contents therein and in particular but without prejudice to the generality of the foregoing, the provision by the Landlord and/or the Manager of watchmen and caretakers or any mechanical or electrical alann systems (if any) of whatever nature shall not create any obligation on the part of the Landlord or the Manager as to the security of the Premises or any contents therein and the responsibility for the safety of the Premises and the contents thereof shall at all times rest with the Tenant; or

(d)	Vehicles - for the supervision of or for any damage or loss to vehicles or accessories or injury to persons or any other damage resulting therefrom,

and the Tenant shall indemnify and keep the Landlord fully indemnified against all claims and demands whatsoever made upon the Landlord by any Related Party or any other person claiming through or under the Tenant as a result of any such loss or damage or injury aforesaid nor shall the Rent and other charges hereinbefore mentioned or any part thereof abate or cease to be payable on account of the happening of any of the foregoing except to the extent and in the circumstances expressly provided in Clause 9.

9.	SUSPENSION OF RENT IN CASE OF FIRE, ETC.

If:-

(a)	the Premises or the Development or any part thereof shall at any time during the Term be destroyed or damaged or become inaccessible owing to fire, water, storm, typhoon, defective construction, white ants, earthquake, subsidence of the ground or any calamity beyond the control of the Landlord and not attributable to the act, default, neglect or omission of the Tenant or any Related Party so as to render the Premises unfit for commercial use and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of policy monies refused in whole or in part in consequence of any act or default of the Tenant or any Related Party; or
(b)	at any time during the Term the Premises or the Development shall be condemned as a dangerous structure or a demolition order or closure order shall become operative in respect of the Premises or the Development so as to prevent the occupation of the Premises the happening of which is not attributable to the act, default, neglect or omission of the Tenant or any Related Party, then the Rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or the order made shall after the expiration of the then current month be suspended until the Premises shall be reinstated or fit for commercial use as aforesaid or the said order lifted, as the case may be, Provided that:-

(i)	the Landlord shall not be obliged to reinstate the Premises nor to endeavour to procure the Manager to reinstate the Development or carry out any repairs thereto if, by reason of the condition of the Premises or the Development or any local regulations or other circumstances beyond the control of the Landlord or the Manager, it is not economical, practicable or reasonable so to do; and

(ii)	should the Premises or the Development not have been reinstated in the meantime, either the Landlord or the Tenant may at any time after four (4) months from the date of occurrence of such damage or the said order give to the other of them a notice in writing to determine this Agreement and thereupon the same and everything herein contained shall cease and be of no effect as from the date of such notice but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements, stipulations, terms and conditions herein contained or of the Landlord in respect of the Rent payable hereunder prior to the date of such notice.

In the event of any disagreement between the parties hereto on the application of this Clause, the matter shall be referred to a single professional Surveyor appointed by mutual agreement between the Landlord and the Tenant or failing agreement to a single professional Surveyor nominated by the President for the time being of the Hong Kong Institute of Surveyors on the application of either party and the decision of the professional Surveyor who shall be acting as an arbitrator shall be final, conclusive and binding. The costs of such appointment of the professional Surveyor shall be borne by the Landlord and the Tenant in equal shares.

10.	DEFAULT

It is hereby expressly agreed and declared as follows:-

10.1	If:-

(a)	the Rent and/or any of the other charges payable hereunder or any part thereof shall be in arrears for fourteen (14) days after the same shall have become payable (whether formally demanded or not); or
(b)	the Tenant shall suspend business without the Landlord’s prior written consent; or

(c)	there shall be any other breach or non-observance or non-performance of any of the Covenants; or
(d)	the Tenant shall (i) stop or suspend payment of its debts or be unable to or admit inability to pay its debts as they fall due; or (ii) fail to satisfy any judgement that may be given in any action against it; or (iii) become bankrupt or enter into composition with his creditors generally; or (iv) being a corporation go into liquidation whether compulsory or voluntary (save for the purposes of amalgamation or reconstruction previously approved by the Landlord); or (v) suffer a receiver or encumbrancer to be appointed in respect of or take possession of all or any part of its assets, or if any of the foregoing events or proceedings shall be taken with respect to the Tenant in any jurisdiction to which the Tenant is subject which has an effect equivalent or similar to any of the events or circumstances described above; or

(e)	the Tenant shall suffer any execution to be levied upon the Premises or otherwise on the Tenant’s goods,

then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter on and upon the Premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely determine but without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance or non-performance by the Tenant of any of the Covenants and the Deposit shall be absolutely forfeited to the Landlord but without prejudice to the Landlord’s right to claim against the Tenant for any loss or damage suffered by the Landlord. A written notice served by the Landlord on the Tenant to the effect that the Landlord thereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without physical entry on the part of the Landlord notwithstanding any rule of law or equity to the contrary. Notwithstanding the foregoing, the Landlord may in any such event at its option elect not to terminate this Agreement but to deduct from the Deposit the amount of any costs, expenses, loss or damage incurred or sustained by the Landlord as a result of the breach, non-observance or non-performance by the Tenant as aforesaid. All costs and expenses, including any legal costs and fees incurred by the Landlord in demanding payment of the Rent and other charges payable hereunder (if the Landlord elects to demand) or the extent of any loss to the Landlord arising out of this Clause and in exercising its rights and/or remedies or in attempting to do so shall be paid by the Tenant and shall be recoverable from the Tenant as a debt and may be deducted by the Landlord from the Deposit held by the Landlord hereunder.

10.2 Notwithstanding anything herein contained if the Rent, rates or any other charges or moneys herein reserved or any part or parts thereof shall be in arrears (hereinafter referred to as the “Arrears”) and if the Tenant persists in its failure to pay the same, the Landlord shall be entitled to:-

(a)	recover from the Tenant as a debt the expenses incurred by the Landlord in the course of recovering the Arrears including without limitation:-
(i)	such sum as the Landlord shall reasonably determine as being collection charges for the additional work incurred by the Landlord and/or the Manager (as the case may be) in collecting the Arrears;

(ii)	all legal charges and expenses on an indemnity basis incurred by the Landlord for the purpose of recovering the Arrears;

(iii)	all fees paid to debt-collectors appointed by the Landlord for the purpose of collecting the Arrears; and
(b)	disconnect or discontinue the supply of services to the Premises and/or to the Tenant such as air-conditioning services, water, gas, electric power, management and other services forthwith without incurring any liability to the Tenant for any loss or damage suffered by the Tenant as a result thereof,

Provided always that the rights and remedies given to the Landlord by this Clause shall be deemed cumulative remedies and shall not prejudice any right of action or any remedy of the Landlord for the recovery of any Rent or money due to the Landlord from the Tenant.

10.3 Any demand for or acceptance of any Rent by the Landlord or its agents hereunder shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach, non-observance or non-performance by the Tenant of any of the Covenants and any such breach, non-observance or non-performance shall be deemed to be a continuing breach of covenant and the Tenant shall not be entitled to set up any such demand for or acceptance of rent as a defence in any action for forfeiture or otherwise.

10.4 For the purpose of this Agreement, any act, default, neglect or omission of any Related Party shall be deemed to be the act, default, neglect or omission of the Tenant.

10.5 For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance (Cap.7) or any statutory modification or re-enactment thereof for the time being in force and of this Agreement, the Base Rent payable in respect of the Premises shall be and be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof, and the Turnover Rent payable in respect of the Premises shall be deemed to be in arrears if not paid at the times and in the manner hereinbefore provided for payment thereof.

11.	DEPOSIT

11.1 To secure the due payment of the Rent and the due performance and observance of the Covenants, the Tenant shall on the signing hereof pay to and thereafter maintain (free of interest to the Tenant) with the Landlord throughout the Term a cash deposit in such sum as more particularly described in Part 2 of the Third Schedule (the said cash deposit and any further cash deposit payable by the Tenant under Clause 11.2 shall be collectively known as the “Deposit”). The Deposit shall remain deposited with the Landlord and shall not be withdrawn throughout the Term and shall only be released as hereinafter provided.

11.2	Upon the occurrence of any of the events described in Clauses 10.l(a) to (e), the Landlord shall be entitled to:-

(a)	if the Landlord elects to terminate this Agreement, absolutely forfeit the Deposit by way ofliquidated damages only, but without prejudice to the Landlord’s right to claim against the Tenant for any loss or damage sustained by the Landlord; or

(b)	if the Landlord at its absolute discretion elects not to terminate this Agreement, deduct from the Deposit the amount of any Rent, rates or other charges payable by the Tenant hereunder and all losses and damages sustained or incurred by the Landlord as a result of any breach, non-observance or non-performance by the Tenant of any of the Covenants, without prejudice to the right of the Landlord in respect of any deficiency.

During the subsistence of the Term, the Landlord shall be entitled to deduct from the Deposit the amount of all costs, expenses, losses and damages sustained or incurred by the Landlord as a result of any breach, non-observance or non-performance by the Tenant of any of the Covenants, without prejudice to the other rights and remedies of the Landlord in respect of such breach, non-observance or non-performance. In the event that the Landlord makes any deduction from the Deposit as aforesaid, the Tenant shall, as a condition precedent to the continuation of this Agreement, forthwith on demand deposit with the Landlord the amount so deducted and the provisions of this Clause 11 shall apply to such further cash deposit so deposited with the Landlord. If the Tenant fails to do so, the Landlord will immediately be entitled to terminate this Agreement and re-enter the Premises as provided in Clause 10.1.

11.3 Failure by the Tenant to deposit the amount of the Deposit deducted by the Landlord in accordance with Clause 11.2 shall entitle the Landlord to re-enter upon the Premises forthwith, to determine this Agreement and to forfeit the Deposit as hereinbefore provided.

11.4 The Deposit shall be retained by the Landlord until the expiration or sooner determination of the Term and after all the Covenants shall have been duly performed and observed, the Deposit shall be repaid to the Tenant without interest or compensation within thirty (30) days after (a) the expiration or sooner determination of this Agreement and the delivery of vacant possession of the Premises to the Landlord in accordance with Clause 5.24; or (b) the date of the full and final settlement by the Tenant of all claims made by the Landlord in respect of the Tenant’s obligations hereunder, whichever shall be the later Provided that the Landlord may, prior to such refund of the Deposit, require the Tenant to produce receipts for utilities covering the Term or other evidence showing that payment thereof has been made by the Tenant during the Term.

11.5	The Tenant may not treat payment of the Deposit as payment of the Rent and other charges payable under this Agreement under any circumstances.

12.	BUILDING MANAGEMENT AND REGULATIONS

12.1	Change of Common Areas, etc.

The Landlord shall have the right from time to time and at any time without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant in respect thereof to erect, install, restrict, close, abolish for use, relocate, remove and/or in any way alter the arrangement and/or the location and/or the accessibility of entrances, staircases, landings, passages, doors, doorways, corridors, lobbies, lifts, escalators, travelators, toilets, counters, showcases, directory boards or other common areas of the Development or any services or facilities or apparatus or installations serving the Development from time to time and in such manner as the Landlord and may in its absolute discretion deem fit. In particular, the Tenant acknowledges that the Landlord has reserved the right at any time at its sole discretion to suspend the air-conditioning system, lifts, escalators, electric power, water supply and any other building services provided in or serving the Premises and/or the Development or any part thereof or renovate or refurbish any part or any area of the Development and to change, alter, amend, vary, add to and re-locate the layout of any part or any area of the Development including the external walls, entrances, lobbies, staircases, landings, passages, corridors, toilets, lifts and escalators and to carry out works to effect such renovation, refurbishment, change, alteration, amendment, variation, addition and re-location Provided that the Tenant shall not be entitled to object to any suspension of building services provided in or serving the Premises or any renovation, refurbishment, change, alteration, amendment, variation, addition, re-location or any works thereof as aforesaid and shall have no right of action or claim for compensation whatsoever in connection with any matters arising from this Clause.

12.2	House Rules

(a)	Each of the Landlord and the Manager shall be entitled from time to time to make, introduce and subsequently amend, adopt or abolish (if necessary) such House Rules as it may consider necessary for the operation, management and maintenance of the Premises and the Development or any part thereof.

(b)	The House Rules shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such House Rules and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

12.3	Non-enforcement

The Landlord shall not be liable for any loss or damage howsoever caused arising from any non-enforcement of the House Rules or non-observance thereof by any person.

12.4	Designation of Common Areas

The Landlord and/or the Manager shall be entitled to restrict, designate, cordon off and/or partition any part or parts of the common areas and/or the common facilities for the sole use of any tenant of the Development and/or the Landlord and/or the Manager from time to time and in such manner as the Landlord and/or (as the case may be) the Manager may in its/their absolute discretion deem fit and the Tenant shall not raise any objection thereto and shall not have any recourse against the Landlord and/or the Manager in any manner whatsoever. Without prejudice to the generality of the foregoing, the Landlord and/or the Manager may permit any person or organisation to hold any function or exhibition or display any merchandise in any part or parts of the common areas of the Development at such times and upon such terms and conditions as the Landlord and/or the Manager may in its/their absolute discretion think fit.

12.5	Alterations to Development, etc.

The Landlord reserves the right from time to time to improve, extend, add to or reduce or change the configuration, composition and/or layout of the Development or any part thereof (including the Premises) or alter or deal with the Development or any part thereof (including the Premises) in any manner whatsoever as the Landlord shall deem fit.

12.6	Name of Development

The Landlord hereby reserves the right to name the Development or any part thereof with such name or style as the Landlord may in its sole discretion determine and at any time and from time to time change, alter, substitute or abandon any such name without thereby becoming liable to the Tenant or any Related Party for any damages, claims, costs, expenses or inconvenience suffered or incurred as a result of or in connection with any such change.

12.7	Public Address System

Notwithstanding anything herein contained or implied to the contrary, the Landlord and/or the Manager may provide and install a public address system throughout the common areas of the Development and may play, relay or broadcast or permit any person to play, relay or broadcast recorded music or public announcement therein.

13.	INTERPRETATION AND MISCELLANEOUS

13.1	Condonation Not a Waiver

No condoning, excusing or overlooking by the Landlord of any default, breach, non-observance or non-performance by the Tenant at any time or times of any of the Covenants shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach, non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and shall in no way be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future in respect of similar or other matters unless expressly so provided.

13.2	Service of Notices

Any notice required to be served on the Tenant shall be sufficiently served if delivered to or despatched by prepaid post to or left at the Premises or at the last known address of the Tenant. Any notice to be served on the Landlord shall be sufficiently served if delivered to or despatched by pre-paid post to the registered office of the Landlord. A notice sent by hand shall be deemed to be given upon delivery to the addressee and a notice sent by pre-paid post shall be deemed to be given two (2) days after the date of the posting.

13.3	Landlord and Tenant Legislation

To the extent that the Tenant may lawfully so do, the Tenant hereby expressly agrees to deprive himself of all rights (if any) to protection against eviction or ejectment provided by any existing legislation or by any future enactment in substitution or amendment thereof or addition thereto to the intent that the Tenant shall deliver up vacant possession of the Premises to the Landlord at the expiration or sooner determination of the Term hereby created notwithstanding any rule oflaw or equity to the contrary.

13.4	Stamp Duty and Other Costs

The legal costs and disbursements incurred by the Landlord of and incidental to the negotiation, preparation and execution of this Agreement and its counterpart and the stamp duty payable on this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares. The Land Registry registration fees payable on this Agreement and its counterpart shall be solely borne by the Tenant. For the avoidance of doubt, if the Tenant instructs its own solicitors to approve and complete this Agreement, all legal costs and disbursements incurred by the Tenant of and incidental to the negotiation, preparation and execution of this Agreement and its counterpart shall be solely borne by the Tenant.

13.5	Exclusion of Warranties

(a)	This Agreement sets out the full agreement reached between the parties hereto. No representations or warranties, express or implied of any kind (other than those expressly set out in this Agreement, if any) have been made or given by the Landlord or any person on behalf of the Landlord and if any such representations have been made or warranties given, the same are withdrawn or deemed to have been withdrawn immediately prior to the execution of this Agreement.

(b)	Nothing herein contained shall confer on the Tenant any right, interest, privilege, easement or appurtenance whatsoever mentioned or referred to in Section 16(1) of the Conveyancing and Property Ordinance (Cap. 219) save those expressly set out herein.

13.6	No Fine or Premium Paid

The Tenant acknowledges that no fine, premium, key money or other consideration has been paid by the Tenant to the Landlord or its agents for the grant of this Agreement.

13.7	Inspection of Premises

The Tenant hereby declares and confirms that it has duly inspected the Premises and is satisfied with the current state and condition of the Premises and the fixtures and finishes therein (including the Previous Tenant’s Fixtures and Fittings) and shall not raise any objection or complaint nor make any claim against the Landlord in respect thereo£ The parties hereto agree that the Premises will be let to the Tenant by the Landlord in the state and condition as at the commencement date of the Term and no warranty or representation whatsoever has been given or is made by the Landlord or its agents regarding the user of the Premises. The Tenant shall satisfy itself or shall be deemed to have satisfied itself that the Premises are suitable for the purpose for which they are to be used. The Tenant hereby agrees that it will at its own expense apply for any requisite licence or permit from all Government or public authorities in respect of the carrying on of the Tenant’s business therein and shall execute and comply with all Applicable Law in connection with the conduct of such business by the Tenant in the Premises. The Tenant hereby further agrees to indemnify the Landlord in respect of any breach by the Tenant of the aforesaid and in particular but without limitation no warranty or representation is given or made by the Landlord or its agents regarding:-

(a)	the fittings and finishes or the installations and appliances (if any) in the Premises (including the Previous Tenant’s Fixtures and Fittings) and/or the Development; or

(b)	the state and condition of the Premises (including the Previous Tenant’s Fixtures and Fittings) or the Development and the user thereof; or
(c)	the composition of the Development.

13.8	Novation

In the event that the Premises or any part thereof and/or this Agreement shall be assigned by the Landlord to any person or persons (the “Assignee”), then the following provisions shall apply:-

(a)	The Tenant shall accept and acknowledge the Assignee as the new landlord in respect of the Premises or the relevant part thereof assigned and the Tenant shall thereafter become liable to the Assignee for the observance and performance of all the Covenants;

(b)	The Landlord will be entitled to transfer the Deposit or the balance of it after making any deduction in accordance with the terms of this Agreement (whether with or without the consent of the Tenant) to such Assignee (to which transfer the Tenant hereby consents) to the intent that the Landlord’s obligation to repay the Deposit or such balance to the Tenant shall be an obligation which runs with the land and that the Assignee shall be obliged to repay the Deposit or such balance to the Tenant in accordance with the terms of this Agreement;

(c)	The Tenant shall at the direction of the Landlord enter into and execute a novation agreement or other agreement or document with the Assignee and the Landlord in such form as may be reasonably required by the Landlord for the purpose of confirming the novation of all the Landlord’s rights and obligations to the Assignee, to the intent that all the Landlord’s liabilities and obligations under this Agreement, including but without limitation the obligation for the refund of the Deposit hereunder, shall be assumed and taken up by the Assignee in exoneration of the Landlord and all the Covenants in this Agreement shall enure for the benefit of the Assignee; and

(d)	Upon the assignment of the Premises or any part thereof and/or this Agreement, all the Landlord’s liabilities and obligations hereunder including but without limitation its obligation to refund the Deposit hereunder, whether contractual or otherwise, shall absolutely cease and be extinguished and in lieu thereof the Assignee shall take up and assume such liabilities and obligations.

13.9	Sale and Redevelopment

Notwithstanding anything herein contained to the contrary, if the Landlord shall at any time enter into a contract for the sale of the Development or of any part thereof which includes the Premises or if the Landlord shall resolve to redevelop the Development or any part thereof whether by demolition and rebuilding or otherwise or if the Landlord shall resolve to refurbish the Development or any part thereof (which intention so to redevelop or refurbish shall be sufficiently evidenced by a copy or copy extract of the Resolution of its Board of Directors certified by its Director or Secretary to be a true and correct copy) then in any such event the Landlord shall be entitled to give the Tenant not less than six (6) months’ notice in writing to terminate this Agreement and immediately upon the expiration of such notice, this Agreement and everything herein contained shall cease and be void and the Tenant shall forthwith deliver up vacant possession of the Premises in all respects in accordance with the terms of this Agreement to the Landlord Provided that nothing herein shall prejudice the rights and remedies of each party hereto against the other in respect of any antecedent claim or breach of any of the covenants, restrictions, stipulations or conditions herein contained. For the avoidance of doubt, the Tenant shall not be entitled to claim against the Landlord for any loss, damages or compensation whatsoever in respect of the early termination of this Agreement pursuant to this Clause. The Tenant shall, if so required by the Landlord, execute such document(s) as required and prepared by the Landlord to evidence the early termination of this Agreement pursuant to this Clause, each party shall bear its own costs and disbursements in relation to the preparation, approval and completion of such document(s).

13.10	Personal Data (Privacy) Ordinance

The Tenant hereby agrees and consents that all personal data within the meaning of Section 2 of the Personal Data (Privacy) Ordinance (Cap.486) relating to the Tenant in this Agreement contained and/or collected in the course of preparing and completing this Agreement may be used and/or disclosed to any third party by the Landlord for all lawful purposes and operations of the Landlord as the Landlord may deem fit.

13.11	Special Conditions

For the avoidance of doubt, it is hereby agreed that this Agreement shall be read and construed on the basis that the special conditions, if any, set out in the Sixth Schedule form an integral part of this Agreement. In the event of conflict between such special conditions and the terms and conditions hereinbefore provided, the special conditions shall prevail.

13.12	Aclmowledgment of Independent Legal Advice

The Tenant understands and acknowledges that Messrs. Mayer Brown (the “Landlord’s Solicitors”) are only solicitors of the Landlord and act for the Landlord only and do not act for the Tenant in this Agreement and the transaction hereby contemplated. The Tenant confirms that the Landlord and/or (as the case may be) the Landlord’s Solicitors have invited the Tenant to seek independent legal advice and representation on the present transaction and this Agreement before entering into this Agreement. The Tenant confirms that it understands the nature of the present transaction and the contents of this Agreement and does not wish to seek independent legal advice and representation despite every chance having been offered to the Tenant to do so before entering into this Agreement.

13.13	Rights of Third Party

The parties hereto do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap.623).

13.14	Severability

Each of the provisions of this Agreement is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable or ceases to be binding under the law of any jurisdiction, such provisions shall to the extent required be severed from this Agreement and rendered ineffective without modifying the remaining provisions of this Agreement, and the validity, legality, binding effect and enforceability of the remaining provisions of this Agreement (whether under that law or the law of any other jurisdiction) shall not be affected or impaired.

13.15	Law

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region. The Tenant hereby submits to the non-exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region.

THE FIRST SCHEDULE

PARTl

LANDLORD:	ASSOCIATED INTERNATIONAL HOTELS LIMITED cm•ffll)@ fi5ff i} P]) whose registered office is situate at 9th Floor, iSQUARE, No.63 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong.

PART2

TENANT:	TRENDIC INTERNATIONAL LIMITED ( fkffli ff i}Pj) whose registered office is situate at Office No.5, 17th Floor, Peakcastle, No.476 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong (Business Registration No.65986140).

THE SECOND SCHEDULE

PART l

The Development:	The development erected on All That piece or parcel of ground registered in the Land Registry as Kowloon Inland Lot No.7425 currently known as “iSQUARE”, No.63 Nathan Road, Kowloon, Hong Kong.

PART2

The Premises:	All that Shop No.4 on the Third Floor of the Development as the same is for identification purpose only shown and coloured Pink on the plan attached hereto.

PART3

User:	Restricted to use as a shop premises for operating a cafe for the preparation, retail and sale of cakes, toasts, breads, noodles, sandwiches, hot dogs, ice cream, burgers, salads, fruits, grilled pork/beef satay skewers, chicken wings/legs/nuggets, french fries and pudding only along with a selection of non-alcoholic beverages trading under the name(s) and style(s) proposed by the Tenant which (i) must be associated with the theme of the exhibitions held by the Tenant at Shop No.I on the Fourth (4th) Floor of the Development and (ii) has or have been previously approved by the Landlord in writing only and for no other purposes whatsoever. The standard of operation and display shall always be in compliance with the Landlord’s requirement in keeping the Development as a first class shopping and commercial complex.

THE THIRD SCHEDULE

PARTl

The Term:	A term commencing on 11th June 2024 and expiring on 16th September 2025 (both days inclusive).

PART2

The Deposit:	HK$200,000.00

THE FOURTH SCHEDULE

PART1

Base Rent

HK$10,000.00 per month throughout the Tenn exclusive of rates and other outgoings payable in advance the first payment to be made on the signing hereof and thereafter on the first day of each and every month without any deduction or set off, the first and the last of such payments to be apportioned according to the number of days in the relevant month of the Tenn.

PART2

Prescribed Percentage

12% of the Gross Takings of the relevant month.

THE FIFfH SCHEDULE

INSURED AMOUNT

(a)	Third Party Liability

(i)	HK$20,000,000.00 for any one (1) accident; and

(ii)	unlimited cover for the insured period.

(b)	Glass

The insured amount to be approved by the Landlord.

(c)	Water Damage and Fittings

HK$20,000,000.00

THE SIXTH SCHEDULE

SPECIAL CONDITIONS

1.	Rent Free Period

The Tenant shall be entitled to occupy the Premises free of payment of Rent for the first thirty (30) days of the Term (“the said rent free period”) for fitting out purposes only, Provided that:-

(a)	if the Tenant shall have commenced business at the Premises or any part thereof (the date on which the Tenant commenced business at the Premises or any part thereof is hereinafter known as the “Business Commencement Date”) at any time during the said rent free period, then notwithstanding the foregoing provisions, the said rent free period shall be deemed to have expired on the date immediately before the Business Commencement Date and the Rent shall commence to be payable on and from the Business Commencement Date. The Landlord’s determination of the Business Commencement Date shall be final, conclusive and binding on the Tenant; and

(b)	(i) the Tenant shall pay rates, utility charges and other outgoings in accordance with the provisions of this Agreement during the said rent free period; and

(ii)	any delay in the completion of the fitting out work caused by any reason whatsoever shall not entitle the Tenant to any extension of the said rent free period nor in any way release the Tenant from its obligations hereunder to pay the Rent, rates, utility charges and other outgoings in accordance with the provisions of this Agreement.

2.	Landlord’s Fixtures and Fittings

The Landlord has provided the Tenant with those fixtures, fittings and mechanical and electrical provisions more particularly described in the Seventh Schedule.

3.	Condition of the Premises

(a)	The Premises shall be handed over to the Tenant on an “as is” basis and in the same state and condition as they were yielded up by the immediately preceding tenant of the Premises (the “Previous Tenant”) to the Landlord upon the termination of the tenancy agreement made between the Landlord (as landlord) and the Previous Tenant (as tenant) in respect of the Premises (the “Previous Agreement”) including (i) those Landlord’s fixtures and fittings and mechanical and electrical provisions referred to in Clause 2 of this Sixth Schedule; and (ii) all the fixtures, fittings, alterations, installations and additions of and in the Premises and all the stuff, trade furniture and trade equipment as left behind by the Previous Tenant at the Premises upon the termination of the Previous Agreement (the “Previous Tenant’s Fixtures and Fittings”). No warranty or representation is given by the Landlord or its agents or implied as to the physical state and condition of the Premises and the repair and condition and the working order of the aforesaid Landlord’s fittings, fixtures and provisions and the Previous Tenant’s Fixtures and Fittings.

(b)	Without prejudice to the generality of the foregoing provisions, it is hereby agreed and confirmed that neither the Landlord nor its agent shall be held liable for any defects in workmanship or the state and condition of the Previous Tenant’s Fixtures and Fittings which shall be deemed to form part of the Premises and the Tenant’s fixtures and fittings therein and thereto and all provisions in this Agreement relating to the repair and maintenance of the Premises and/or (as the case may be) the Tenant’s fixtures and fittings shall apply, mutatis mutandis, to the Previous Tenant’s Fixtures and Fittings.
4.	Promotional Activities

The Tenant undertakes to participate in any “frequent-shopper” or similar promotional or incentive programmes operated within and for the benefit of the Development from time to time organised by the Landlord and/or the Manager.

5.	Obligations Concerning Food and Beverages Premises

The Tenant shall at its own expense keep all kitchens and cooking equipment and water apparatus used exclusively by the Tenant in good, clean, sanitary, tenantable and proper repair and condition to the Landlord’s and/or the Manager’s satisfaction and in accordance with the regulations of all public health and other Government authorities concerned. In particular and without prejudice to the generality of the foregoing, the Tenant shall:-

(a)	install and maintain at all times hoods over all cooking equipment together with suitable grease filters and air washers in the kitchens of the Premises;
(b)	install, maintain and conduct chemical degreasing (if necessary) all grease traps, grease filters, grease tank compartment and the connecting pipes and drains, air- transfer grilles, screw-in valves in all ducting, smoke vents, ventilation and air- exhaust system and all pipes and drains which, according to the Landlord’s designation from time to time (whose designation shall be final, conclusive and binding on the Tenant), are serving the Premises, irrespective of whether the same are situated within or outside the Premises at its sole expense by using the nominated contractor of the Landlord in good, clean and proper working order and condition free from blockage and obstruction, and the Tenant shall inspect and clean the same daily and clean the same with hot water and strong solvent at least once a month or as may be required by the Landlord at its absolute discretion and replace the same whenever necessary, Provided always and without prejudice to any right of the Landlord to inspect the Premises, the Landlord may on giving reasonable notice to the Tenant (except in the case of emergency) enter the Premises with or without workmen and with or without apparatus to inspect the Premises and view the condition of the said hoods, grease traps, grease filters, grease tank compartment and the connecting pipes and drains, air-transfer grilles, screw-in valves in all ducting, smoke vents, ventilation and air-exhaust system and all pipes and drains and if there shall be found to be any defect or want of repair, the Landlord may, in case of emergency, forthwith execute such repairs or works as may be necessary and the costs thereof shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action;

(c)	carry out and maintain in good and tenantable repair and condition to the Landlord’s satisfaction all waterproofing at the wet area(s) including but not limited to the kitchen, toilets, bath shower (if any) and drainage system which, according to the Landlord’s designation from time to time (whose designation shall be final, conclusive and binding on the Tenant), are exclusively used by the Tenant, irrespective of whether the same are situated within or outside the Premises, and the Tenant shall indemnify the Landlord for any claim or loss arising from any leakage or condensation of water from the Premises; and
(d)	make provision for all the toilets within the Premises and such other toilets (if any) elsewhere in the Development which, according to the Landlord’s designation from time to time (whose designation shall be final, conclusive and binding on the Tenant), are used exclusively by the Tenant.
6.	Use of Fuel

The Tenant shall not use any fuel other than town gas at the Premises and shall not construct or erect or cause to be constructed or erected any chimney in the Premises or the Development in that connection.

7.	Food by Serviceways

The Tenant shall not permit or allow any person (other than the customers of the Tenant at the Premises) bringing or removing any food stuffs or food containers onto or from the Premises except through or by way of service entrances, service exits and service lifts (if any) of the Development or through such other areas in the Development and in such manner as directed by the Landlord and the Manager or any of them from time to time.

THE SEVENTH SCHEDULE

Fixtures, Fittings and Mechanical and Electrical Provisions provided by the Landlord

1) MVAC: - FAD 400x250mm

-	KMD 450x400mm
-	KEO 600x400mm
-	CHWS&R 065mm and COP 032 mm

2) Electricity Supply: 1 no. 200A TPN Switch at high level

3) ELV: - 1 no. 025 empty conduit c/w 1 no. junction box reserved for Tel point installation

-	1 no. TV/FM outlet

4) Plumbing: - 1 no. 042mm CWP

-	1 no. 022mm CWP
-	1 no. 025 mm water meter position
-	1 no. 015 mm water meter position

5)  Drainage: - 2 nos. 0100mm FD

-	1 no. 050mm WP
-	Grease trap on 2/F
-	1 no. 0150mm WP at H/L below

6) Fire Services: - 1 lot sprinkler

-	2 nos. visual fire alarm
-	3 nos. exit sign box

7) Towngas: - 1 no. 080mm gas pipe

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first before written.